Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Roth ch acquisition iv co.

Roth IV Merger Sub Inc.,

and

TIGO ENERGY, INC.

dated as of December 5, 2022

-i-

(continued)

-ii-

(continued)

		Page

Section 5.11.	No Undisclosed Liabilities	65
Section 5.12.	Capitalization of Acquiror	64
Section 5.13.	Brokers’ Fees	66
Section 5.14.	Indebtedness	66
Section 5.15.	Sponsor Support Agreement	67
Section 5.16.	Related Party Transactions	67
Section 5.17.	Taxes	67
Section 5.18.	Business Activities	68
Section 5.19.	Nasdaq Stock Market Quotation	70
Section 5.20.	Registration Statement and Proxy Statement	70
Section 5.21.	No Outside Reliance	71
Section 5.22.	No Additional Representation or Warranties	71
ARTICLE VI COVENANTS OF THE COMPANY

Section 6.1.	Conduct of Business	72
Section 6.2.	Inspection	76
Section 6.3.	Preparation and Delivery of Updated Interim Financial Statements	76
Section 6.4.	Acquiror Extension Expenses	77
Section 6.5.	Termination of Certain Agreements	77
Section 6.6.	Acquisition Proposals	78
Section 6.7.	Company Employee Matters	78
ARTICLE VII COVENANTS OF ACQUIROR
Section 7.1.	Acquiror Employee Matters	78
Section 7.2.	Trust Account Proceeds and Related Available Equity	79
Section 7.3.	Nasdaq Listing	79
Section 7.4.	No Solicitation by Acquiror	80
Section 7.5.	Acquiror Conduct of Business	80
Section 7.6.	Post-Closing Directors and Officers of Acquiror	83
Section 7.7.	Indemnification and Insurance	83
Section 7.8.	Acquiror Public Filings	84
Section 7.9.	Stockholder Litigation	84
Section 7.10.	Extension	85

-iii-

(continued)

-iv-

(continued)

Exhibits

Exhibit A	Form of Acquiror Restated Charter
Exhibit B	Form of Acquiror Restated Bylaws
Exhibit C	Form of Sale and Purchase Agreement
Exhibit D	Forms of Warrant Consent
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Registration Rights Agreement

Schedules

Schedule 1.1	Sponsors

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 5, 2022, is made and entered into by and among Roth CH Acquisition IV Co., a Delaware corporation (“Acquiror”), and Roth IV Merger Sub Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Acquiror (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (the “Company”). Capitalized terms used, but not defined, in the recitals below shall have the meaning assigned to such terms in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, direct, wholly-owned Subsidiary of Acquiror incorporated for the purpose of effecting the Merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), (x) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation and a wholly-owned Subsidiary of Acquiror (the “Merger”), (y) the Company will change its name to Tigo Energy MergeCo, Inc., and (z) Acquiror will concurrently or shortly thereafter change its name to “Tigo Energy, Inc.”;

WHEREAS, in connection with the transactions contemplated by this Agreement, Acquiror shall adopt, effective as of the Effective Time, (x) subject to obtaining the Acquiror Stockholder Approval, the Second Amended and Restated Certificate of Incorporation (the “Acquiror Restated Charter”) and (y) the Amended and Restated Bylaws (the “Acquiror Restated Bylaws”) (in the forms attached as Exhibit A and Exhibit B hereto, respectively, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, effective immediately prior to the Effective Time, the Sponsors will sell to the Company 1,645,000 Founder Shares and 424,000 Acquiror Private Units (collectively, the “Purchased Equity”) in exchange for the Sponsor Consideration pursuant to that certain Sale and Purchase Agreement (the “Sale and Purchase Agreement”), dated as of the date hereof, by and among the Sponsors and the Company in the form attached as Exhibit C hereto, with such changes as may be agreed in writing by Sponsors and the Company;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Sponsors shall enter into that certain unsecured promissory note (the “Note Agreement”) dated as of the date hereof, pursuant to which the Sponsors shall be required to repay Sponsor Advances (defined below) initially funded by the Company in accordance with Section 6.4 in the event of the failure of the consummation of the transactions contemplated hereby (with such changes as may be agreed in writing by Sponsors and the Company);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror, the Company, Roth Capital Partners, LLC, and Craig-Hallum Capital Group LLC shall enter into that certain letter agreement dated December 5, 2022 by and among (the “BCMA Termination Agreement”), pursuant to which, among other things, the Business Combination Marketing Agreement dated August 5, 2021 by and among Acquiror, Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC shall have been terminated, the parties thereto shall have waived any entitlement to any amounts, fees, and expenses in connection with the Business Combination Marketing Agreement, and Acquiror and the Company jointly and severally shall issue up to 300,000 shares of Acquiror Common Stock in accordance with the terms and conditions set forth therein;

WHEREAS, immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding as of such time will be converted into a number of shares of Company Common Stock in accordance with the Company’s Governing Documents (the “Company Preferred Conversion”);

WHEREAS, within five (5) Business Days following the public announcement of the parties’ entry into this Agreement, each of the holders of the Company Warrants shall have executed and delivered to Acquiror a Warrant Consent, substantially in the form attached as Exhibit D hereto (the “Warrant Consent”);

WHEREAS, immediately prior to the Effective Time, subject to Section 3.3(c), the Company shall use reasonable efforts to effect the exercise of all Company Warrants for Company Capital Stock in accordance with their terms on a cashless exercise basis (the “Company Warrant Exercise”);

WHEREAS, at the Closing, certain employees of the Company shall have entered into Restrictive Covenant Agreements with the Company substantially in the form attached as Exhibit E hereto, with such changes as may be agreed in writing by the applicable employee, the Acquiror and the Company in good faith (the “Restrictive Covenant Agreements”);

WHEREAS, upon the Effective Time and following the Company Warrant Exercise and the Company Preferred Conversion, all shares of the Company Common Stock, will be converted into the right to receive the Aggregate Closing Date Merger Consideration on the terms set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and as a transaction that qualifies under Section 351 of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, within five (5) Business Days following the public announcement of the parties’ entry into this Agreement, the Requisite Company Stockholders shall have each executed and delivered to Acquiror a Company Holders Support Agreement pursuant to which the Requisite Company Stockholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Voting Stockholders;

WHEREAS, Acquiror, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents in connection with obtaining the Acquiror Stockholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsors have executed and delivered to the Company the Sponsor Support Agreement pursuant to which the Sponsors have agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby; (ii) waive certain anti-dilution adjustments; and (iii) either pay cash or forfeit a number of Acquiror Common Stock then held by such Sponsors in respect of any Excess Expense Amount (defined below);

WHEREAS, immediately prior to the Effective Time, the Company shall have purchased the Purchased Equity on the terms and subject to the conditions set forth in this Agreement and the Sale and Purchase Agreement;

WHEREAS, at the Closing, all stockholders of the Company shall have entered into a Lock-Up Agreement (the “Lock-Up Agreement”) in the form attached hereto as Exhibit F (with such changes as may be agreed in writing by Acquiror and the Company); and

WHEREAS, at the Closing, Acquiror, each holder of the Founder Shares, and certain stockholders of the Company holding more than five percent (5%) of the Aggregate Fully Diluted Company Common Shares and certain stockholders of Acquiror, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.           Definitions. As used herein, the following terms shall have the following meanings:

“$” means lawful money of the United States.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Audited Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Board” means the board of directors or such other similar governing body of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Closing Statement” has the meaning specified in Section 2.4(a).

“Acquiror Common Stock” means common stock, $0.0001 par value per share, of Acquiror.

“Acquiror Cure Period” has the meaning specified in Section 10.1(f).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Extension Approval” means the approval of the Extension Proposal in accordance with applicable Law, Nasdaq rules and Acquiror’s Governing Documents pursuant to Section 7.10.

“Acquiror Extension Expenses” means the aggregate amount up to a maximum of $500,000.00 of reasonable and documented out-of-pocket fees and expenses of Acquiror incurred or committed to be incurred pursuant to or in furtherance of Section 7.10, including with respect to the Extension Proposal, the Extension Proxy Statement, the Extension Meeting, as the case may be.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to (i) the first and second sentences of Section 5.1 (Acquiror and Merger Sub Organization), (ii) Section 5.2 (Due Authorization), (iii) Section 5.12 (Capitalization of Acquiror), and (iv) Section 5.13 (Brokers’ Fees).

“Acquiror Material Adverse Effect” means any Event that, individually or when aggregated with other Events, (i) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition, results of operations or listing status of Acquiror or (ii) is reasonably likely to prevent or materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Ancillary Agreements; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of the Company (it being understood that this clause (c) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 and the condition to Closing with respect thereto), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, (g) any matter set forth on the Acquiror Disclosure Letter, but only to the extent disclosed on the Acquiror Disclosure Letter and not taking into account any events after the date of this Agreement, or (h) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), or (e) above may be taken into account in determining if an Acquiror Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Acquiror relative to similarly situated companies in the industry in which the Acquiror conducts its operations, but only to the extent of the incremental disproportionate effect on the Acquiror relative to similarly situated companies in the industry in which the Acquiror conducts its operations.

“Acquiror Private Units” the units issued in a private placement simultaneously with the closing of the Acquiror’s initial public offering consisting of one (1) share of Acquiror Common Stock and one-half (1/2) of one (1) Acquiror Private Warrant.

“Acquiror Private Warrants” means a warrant entitling the holder to purchase one share of Acquiror Common Stock at an exercise price of $11.50 per share that was included in the Acquiror Private Units.

“Acquiror Public Unit” means the units issued in Acquiror’s initial public offering or the overallotment consisting of one (1) share of Acquiror Common Stock and one-half (1/2) of one (1) Acquiror Public Warrant.

“Acquiror Public Warrants” means a warrant entitling the holder to purchase one share of Acquiror Common Stock at an exercise of $11.50 per share that was included in the units sold as part of the Acquiror’s initial public offering.

“Acquiror Replacement Option” has the meaning specified in Section 3.3(a).

“Acquiror Replacement Warrant” has the meaning specified in Section 3.3(c).

“Acquiror Restated Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Restated Charter” has the meaning specified in the Recitals hereto.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” means the Acquiror Common Stock, Acquiror Warrants, and Acquiror Private Units.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals or in connection with Acquiror seeking an “Extension” in accordance with Acquiror’s Governing Documents.

“Acquiror Stockholder Approval” means the approval, as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the Nasdaq, as applicable, of (i) the Transaction Proposal identified in clause (A) of Section 8.2(b) by the affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereon, voting as a single class (ii) those Transaction Proposals identified in clauses (B), (C), (D), (F), (G) and, if necessary, (H), of Section 8.2(b), in each case, by an affirmative vote of holders of at least a majority of the votes cast by holders of shares of Acquiror Common Stock, voting as a single class, whether present in person (or virtually) or represented by proxy and entitled to vote thereon, in each case, at the Acquiror Stockholders’ Meeting, and (iii) the Transaction Proposal identified in clause (E) of Section 8.2(b) by a plurality of the votes cast by holders of shares Acquiror Common Stock present in person (or virtually) or represented by proxy at the Acquiror Stockholders’ Meeting and entitled to vote thereon. The vote at the Acquiror Stockholders’ Meeting on any other matter than those described in the first sentence of this definition, including a vote on any separate or unbundled advisory proposals, shall not affect whether the Acquiror Stockholder Approval shall have been obtained.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means the out-of-pocket fees and expenses of Acquiror (including as a result of or in connection with its initial public offering, its operations, other prospective or past Business Combinations, or the negotiation, documentation and consummation of the transactions contemplated hereby or by the express terms of this Agreement, in each case that are payable at or prior to the Closing but excluding Acquiror Extension Expenses), including (a) all fees, costs, expenses, brokerage fees, commissions (including deferred underwriting commissions), finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers of Acquiror, (b) fifty percent (50%) of the filing fees paid to the Antitrust Authorities pursuant to making the HSR Filing under Section 8.1, (c) obtaining approval of the Nasdaq under Section 7.3 and obtaining the Acquiror Stockholder Approval, (d) obligations of Acquiror under any Working Capital Loans, (e) one hundred percent (100%) of the fees, costs, expenses and premiums related to the Acquiror’s insurance policies described in Section 7.7(b), (f) any deferred underwriting commissions and other fees and expenses relating to Acquiror’s initial public offering, and (g) Transfer Taxes constituting Acquiror Transaction Expenses under Section 8.4(a), but excluding any Company Transaction Expenses; provided, that the aggregate amount of all Acquiror Transaction Expenses shall be subject to the proviso in Section 2.4(a).

“Acquiror Transaction Expenses Cap” has the meaning specified in Section 2.4(a).

“Acquiror Unaudited Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Voting Stockholders” means the stockholders of Acquiror as of the record date for the Acquiror Stockholders’ Meeting.

“Acquiror Units” means the Acquiror Public Units and the Acquiror Private Units.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Warrants.

“Acquisition Proposal” means, (i) with respect to the Company and its Subsidiaries, (other than (x) the transactions contemplated hereby, (y) the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business or (z) the issuance of any class, series, convertible notes or other Equity Interests of Company pursuant to any Capital Raising Transaction) any (a) other issuance, sale or transfer to or investment by a party other than Acquiror in any newly issued or currently outstanding equity interest in the Company (other than equity awards granted to Company employees, or the issuance of Company equity securities upon exercise of equity awards by employees in the ordinary course of business consistent with past practice or warrants currently outstanding, or the transfer or exercise of any outstanding call option rights, or convertible notes), (b) sale or transfer of all or substantially all of the assets of the Company or its subsidiaries to a party other than Acquiror, (c) merger or business combination between the Company or any of its Subsidiaries, on the one hand, and a party other than the Company or one of its Affiliates, on the other hand, or (d) any public offering of the equity securities of the Company or any of its Subsidiaries, and (ii) with respect to the Acquiror any “initial business combination” (as such term is described in the IPO Prospectus with any third party (other than with the Company or its Affiliates)).

“Action” means any claim, action, suit, audit, litigation, complaint, assessment, investigation, examination, arbitration, mediation, hearing, audit, investigation or any proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), commenced, brought, conducted or heard by or before, any court, arbitrator, mediator or other Governmental Authority.

“Actual Capital Raised Amount” means the aggregate amount of (a) cash in the Trust Account subject to legal, valid and binding non-redemption agreements between Acquiror and any holders of Acquiror Common Stock, pursuant to which such holders of Acquiror Common Stock irrevocably and unconditionally agree not to redeem or exercise any right to redeem any shares of Acquiror Common Stock as part of the Acquiror Share Redemptions or otherwise (including any cash in the Trust Account subject to legal, valid and binding forward purchase agreement(s) with a(n) investor(s) for the non-redemption of Acquiror Common Stock), plus (b) the Capital Raise Amount, solely to the extent such aggregate amount is actually received by the Company or subject to legal, valid and binding commitments by the other party to fund or close on or prior to the Closing.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of (i) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time including after giving effect to the Company Preferred Conversion, including, for the avoidance of doubt, any dividend payable thereby, and in connection with any Capital Raising Transaction, plus (ii) shares (on an as-converted basis) of Company Common Stock and Company Preferred Stock issuable upon the exercise of Company Options and the Company Warrants, in each case, that are outstanding immediately prior to the Effective Time and as determined on a cashless exercise basis.

“Aggregate Closing Date Merger Consideration” means a number of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Closing Date Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.9.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission.

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Anti-Corruption Laws” means, as applicable, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (v) any other applicable anti-corruption/anti-bribery laws.

“Base Purchase Price” means $600,000,000.00.

“BCMA Termination Agreement” has the meaning specified in the Recitals.

“Business Combination” has the meaning specified in Section 5, paragraph SIXTH of Acquiror’s Amended and Restated Certificate of Incorporation of the Acquiror dated August 5, 2021 as in effect on the date hereof.

“Business Combination Proposal” means any “initial business combination” (as such term is described in the IPO Prospectus with any third party (other than with the Company or its Affiliates)).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Systems” means all software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any software and systems provided via the cloud or “as a service,” websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used in the conduct of the business of the Company or any of its Subsidiaries.

“Capital Raise Amount” means the aggregate amount of capital raised or committed to be raised by the Company through any Capital Raising Transaction.

“Capital Raise End Date” has the meaning specified in Section 10.1(e).

“Capital Raising Transaction” means any offer, sale or other issuance of Equity Interests or notes or other debt instruments exercisable for or convertible into Company Capital Stock or other equity interests of the Company (including, without limitation, any shares of capital stock, securities convertible in to or exchangeable for shares of capital stock, or warrants, options or other rights for the purchase or acquisition of such shares, and other ownership or profit interests (including, without limitation, partnership, member or trust interest therein), whether voting or non-voting, and convertible notes or similar convertible or exercisable debt instruments) of the Company and/or any of its Subsidiaries for cash occurring at any time, whether in a single transaction or a series of transaction, during the period commencing on or after the date of this Agreement and ending at or prior to the Closing or an agreement to so offer, sell, or issue; provided that, with respect to any such convertible notes or similar convertible or exercisable debt instruments contemplated herein, the aggregate amount of capital raised or deemed to be raised shall increase, decrease, or otherwise adjust the Base Purchase Price in accordance with the definition of “Closing Date Purchase Price” to the extent exercised for or converted into Company Capital Stock or other equity interests in the Company on or prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Date Purchase Price” means the Base Purchase Price, which shall be subject to upward or downward adjustment solely as follows:

(a)           In the event the Company raises or obtains a commitment to raise capital in any Capital Raising Transaction based on a pre-money valuation at or exceeding the Targeted Pre-Money Valuation, the Base Purchase Price shall be increased by the corresponding Capital Raise Amount on a dollar for dollar basis;

(b)           In the event the Company raises or obtains a commitment to raise capital in any Capital Raising Transaction based on a pre-money valuation below the Targeted Pre-Money Valuation, the Base Purchase Price shall be decreased by an amount equal to the difference between the Targeted Pre-Money Valuation and the actual pre-money valuation of such Capital Raising Transaction on a dollar for dollar basis;

For the avoidance of doubt, in the event the Company fails to raise or obtain a commitment to raise capital in any Capital Raising Transaction during the Interim Period, there shall be no adjustments or re-adjustments to the Base Purchase Price or related penalties or deductions of any kind whatsoever and the Closing Date Purchase Price shall otherwise not be subject to any adjustment based on Company Transaction Expenses, net debt or working capital of the Company and its Subsidiaries as of the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Certificates” has the meaning specified in Section 3.2(a).

“Company Closing Statement” has the meaning specified in Section 2.4(b).

“Company” has the meaning specified in the Preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company or any of its Subsidiaries, including Personal Data, that are used by, or necessary to the business of, the Company or any of its Subsidiaries.

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Group” has the meaning specified in Section 11.17(b).

“Company Holders Support Agreement” means that certain Support Agreement, dated on a date that is no later than five (5) Business Days following the public announcement of the parties’ entry into this Agreement, by and among each of the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plans” means, collectively, the Tigo Energy, Inc. 2008 Stock Plan, the Tigo Energy, Inc. 2018 Stock Plan, and the 2013 Officers and Directors Plan, as amended from time to time, and each, individually, a “Company Incentive Plan”.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company Material Adverse Effect” means any Event that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, or (ii) is reasonably likely to prevent or materially delay or materially impede the ability of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Ancillary Agreements; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (it being understood that this clause (c) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company or any of its Subsidiaries to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) any matter set forth on the Company Disclosure Letter, but only to the extent disclosed on the Company Disclosure Letter and not taking into account any events after the date of this Agreement, or (j) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under a Company Incentive Plan.

“Company Patents” means the Patents included in the Company Registered Intellectual Property.

“Company Preferred Conversion” has the meaning specified in the Recitals hereto.

“Company Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Privacy Policies” mean any (a) published internal or external past or present data protection, data usage, privacy and security policies of the Company or any of its Subsidiaries, and (b) written public statements relating to privacy, security, or the Processing of Personal Data.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Series ABC Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Series E Preferred Stock” has the meaning specified in Section 4.6(a).

“Company Software” has the meaning specified in Section 4.21(h).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the (i) affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis, (ii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Series ABC Preferred Stock, voting as a single class and on an as-converted basis and (iii) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Series D Preferred Stock, voting as a separate class, and (iv) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Series E Preferred Stock, voting as a separate single series in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Termination Fee” has the meaning specified in Section 10.2.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses of the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention or incentive payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment occurring after the Closing) and the employer portion of any employment, social security or similar taxes due with respect to such amounts, (iii) fifty percent (50%) of the filing fees paid to the Antitrust Authorities pursuant to the making the HSR Filing under Section 8.1 and one hundred percent (100%) of all filing fees payable to the SEC in connection with the filing of the Registration Statement under Section 8.2, (iv) Transfer Taxes constituting Company Transaction Expenses under Section 8.4(a), and (v) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby.

“Company Warrant Exercise” has the meaning specified in the Recitals hereto.

“Company Warrants” means the warrants of the Company to purchase Company Capital Stock.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, license agreements, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyrights” means copyrights and all other corresponding rights with respect to works of authorship, and all copyright registrations thereof and applications therefor and renewals, extensions and reversions thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Act and the American Rescue Plan Act of 2021.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company or any of its Subsidiaries.

“Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security (including debt securities) convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“DLA” has the meaning specified in Section 11.17(a).

“Domain Names” means internet domain names and numbers and uniform resource locators, including applications and registrations thereof.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, handling, generation, manufacture, processing, distribution, treatment, storage, transportation, labeling, recycling, remediation, cleanup, emission, disposal or release of, or exposure to, Hazardous Materials.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code at any relevant time.

“Event” means any event, state of facts, circumstance, occurrence or effect.

“Excess Expense Amount” has the meaning specified in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Closing Date Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Extension Meeting” has the meaning specified in Section 7.10.

“Extension Proposal” has the meaning specified in Section 7.10.

“Extension Proxy Statement” has the meaning specified in Section 7.10.

“Ex-Im Laws” means all applicable Laws relating to the import, export, re-export, transfer, release, shipment, transmission or any other cross-border, international or foreign provision of goods, technology, software or services, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Founder Shares” means Acquiror Common Stock held by the Sponsor Group.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Closure” has the meaning specified in Section 8.1(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, agreement, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance, chemical, or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) or otherwise regulated or for which liability or standards of care may be imposed, under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, lead, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning specified in Section 8.1(a).

“Incentive Equity Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, including accrued interest, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal and interest components of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) any obligations to pay the deferred purchase price for any services, except trade accounts payable in the ordinary course of business, and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Information Security Program” means an information security program that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction, including rights in or to the following: (i) patents, patent applications, invention disclosures, and the related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress, trade names, slogans, and any pending applications therefor, and internet domain names, together with the goodwill symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and any applications for registration of copyright, including such corresponding rights in software and other works of authorship; (iv) rights in software (including both object code and source code); and (v) know-how and other trade secrets and confidential information, including ideas, formulas, compositions and inventions (whether or not patentable or reduced to practice).

“Intended Tax Treatment” has the meaning specified in Section 2.8.

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO Prospectus” has the meaning specified in Section 11.1.

“IRS” means Internal Revenue Service.

“IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used to Process Company Data in the conduct of the business of the Company or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, including common law, ordinance, rule, regulation, code, directive, or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licensed Company Intellectual Property” means any Intellectual Property that is owned by a third Person and is licensed to the Company or its Subsidiaries by such Person (or subject to a permission, co-existence agreement, release, waiver or nonexclusive covenant not to sue or other immunity from suit granted in favor of the Company or its Subsidiaries by such Person) that is or has been used, held for use or practiced by the Company or its Subsidiaries.

“Licenses” has the meaning specified in Section 4.18.

“Lien” means all liens, licenses, mortgages, deeds of trust, pledges, hypothecations, security interests, adverse claim or other liens of any kind whether consensual, statutory or otherwise.

“Listing Application” has the meaning specified in Section 7.3.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Malicious Code” means any malware, viruses, malicious code, “worms,” “Trojan horses,” “back doors,” or other vulnerabilities, or unauthorized tools or scripts that could reasonably be expected to materially adversely impact the confidentiality, integrity or availability of any IT Systems.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Note Agreement” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Company Intellectual Property” means any Intellectual Property that is owned by the Company or its Subsidiaries.

“Patents” means any domestic or foreign patents and applications, drafts and disclosures relating thereto (and any patents that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents and applications.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted or set forth under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) Securities Liens.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household or “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

“Policies” has the meaning specified in Section 4.17.

“Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company and its Subsidiaries, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act (“TCPA”), 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. §§ 2701-12, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; Cal. Civ. Code § 1798.82, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 N.Y.C.R.R. § 420, et seq.; 11 N.Y.C.R.R. § 421, et seq.; the Illinois Biometric Information Privacy Act, 740 I.L.C.S. § 14, et seq.; the Privacy and Electronic Communications (2002/58/EC); the General Data Protection Regulation (2016/679)(“GDPR”); the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, together with the Data Protection Act 2018; U.S. state and federal Laws that prohibit unfair or deceptive acts and practices, such as the Federal Trade Commission Act, 15 U.S.C. § 45, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions including, but not limited to, the United Kingdom, Australia, Israel, Vietnam, Italy, and the Philippines; (b) each Contract relating to the Processing of Personal Data applicable to the Company and its Subsidiaries; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

“Prospectus” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Purchased Equity” has the meaning specified in the Recitals hereto.

“Q1 Financial Statements” has the meaning specified in Section 4.8(a)

“Q1’23 Financial Statements” has the meaning specified in Section 6.3(a).

“Q2 Financial Statements” has the meaning specified in Section 4.8(a).

“Q3 Financial Statements” has the meaning specified in Section 6.3(a).

“Q4 Financial Statements” has the meaning specified in Section 6.3(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholders” means each of the holders of Company Capital Stock set forth on Section 8.2(c) of the Company Disclosure Letter.

“Restrictive Covenant Agreements” has the meaning specified in the Recitals hereto.

“Sanctioned Person” means at any time any person who is (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, a resident in, located in, or organized under the laws of a country or territory that is the subject of comprehensively restricted Sanctions (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, and so-called Donetsk’s People’s Republic and Luhansk People’s Republic regions of Ukraine) or (iii) fifty percent (50%) or more owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and its member states, (iii) the United Nations, (iv) His Majesty’s Treasury or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary.

“Security Incident” means any material unauthorized Processing of Company Data, any material unauthorized access to the Company’s IT Systems, any incident that requires notification to any Person, Governmental Authority, or any other entity under Privacy Requirements or other similar terms as defined by Privacy Requirements.

“Sale and Purchase Agreement” has the meaning specified in the Recitals hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Sponsor Advances” has the meaning specified in Section 6.4.

“Sponsors” means those Persons listed on Schedule 1.1.

“Sponsor Group” has the meaning specified in Section 11.17(a).

“Sponsor Consideration” means an amount equal to $2,300,000.00 payable by the Company to Sponsors by wire transfer of immediately available funds to an account or accounts designated in writing by the Sponsors, pursuant to the Sale and Purchase Agreement.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror and the Company, as amended or modified from time to time.

“Standards Organizations” has the meaning specified in Section 4.21(f).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person. For the purpose of this Agreement, Tigo Energy Equipment Trading (Suzhou) Co., Ltd. shall be deemed to be a Subsidiary of the Company Group.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Targeted Pre-Money Valuation” means $500,000,000.

“Tax” and “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, tariffs, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(f).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compositions, compilations of information, formulas, patterns, program, device, methods, methodologies, techniques, procedures, processes and other know-how, whether or not patentable, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, tools, specifications, business methods, business processes, business techniques, business plans, data (including customer data and technical data), graphs, charts, sound recordings and pictorial reproductions.

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Agent” has the meaning specified in Section 3.2(a).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8(a).

“Trustee” has the meaning specified in Section 5.8(a).

“Underwriters” means, collectively, Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.5(c).

“Updated Interim Financial Statements” has the meaning specified in Section 6.3(a).

“W&C” has the meaning specified in Section 11.17(b).

“Warrant Agreement” means the Warrant Agreement, dated as of August 5, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Warrant Consent” has the meaning specified in the Recitals.

“Working Capital Loans” means any loan made by any of the Sponsors, an Affiliate of the Sponsors, or any of Acquiror’s officers or directors to Acquiror in order to finance transaction costs in connection with a Business Combination and/or ordinary course working capital needs of Acquiror that occur after the date of this Agreement.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2.           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section” or “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (v) the word “including” shall mean “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)          Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to (i) Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, or (ii) any certificate required to be delivered on behalf of thereof prior to or at the Closing pursuant to the terms of this Agreement, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment. The term “actual fraud” shall not include any fraud claims based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

Section 1.3.           Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case with respect to both clauses (i) and (ii), as such respective individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGER; CLOSING

Section 2.1.            The Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b)            Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly-owned Subsidiary of Acquiror.

Section 2.2.            Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter assume and possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall assume and become subject to all the restrictions, disabilities, obligations and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3.            Closing; Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the occurrence of the Merger at the Effective Time and the closing of the rest of the transactions contemplated hereby that are to occur on the same date as the Effective Time (the “Closing”) shall take place remotely by the mutual exchange of electronic signatures by the means provided in Section 11.3 at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4.            Pre-Closing Deliverables.

(a)            Not less than two (2) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a statement setting forth Acquiror’s good faith determination of the (i) aggregate amount paid or payable in connection with all Acquiror Share Redemptions (and total cash proceeds from the Trust Account remaining following the Acquiror Share Redemptions), (ii) Acquiror Transaction Expenses and the Acquiror Extension Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation to enable a review of such statement by the Company), including the respective amounts and wire transfer instructions for the payment of all Acquiror Transaction Expenses and Acquiror Extension Expenses, together with corresponding invoices therefor and applicable tax forms of the relevant payees (e.g., IRS Form W-9 or W-8) (the “Acquiror Closing Statement”); provided, that, notwithstanding anything to the contrary in this Agreement, if the aggregate amount of Acquiror Transaction Expenses exceeds $5,000,000 (the “Acquiror Transaction Expenses Cap” and such excess, the “Excess Expense Amount”), the Sponsors shall, pursuant to the Sponsor Support Agreement and at the election of Sponsors, either (1) pay to Acquiror at Closing an amount in cash equal to the Excess Expense Amount or (2) forfeit a number of shares of Acquiror Common Stock held by Sponsors immediately following the Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00.

(b)            Not less than two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to Acquiror:

(i)            a statement setting forth the Company’s good faith determination of Company Transaction Expenses as of the Closing Date (in reasonable detail and with reasonable supporting documentation to enable a review of such statement by Acquiror), including the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices therefor (the “Company Closing Statement”); and

(ii)             a certificate signed by an officer of the Company, dated as of the date of such certification (which shall be no more than five (5) Business Days before the Closing Date), certifying that to the knowledge and belief of such officer, attached thereto in writing is (A) a statement setting forth the Company’s calculations of (1) the Aggregate Fully Diluted Company Common Shares (including the calculation of each component thereof together with reasonable supporting detail and documentation), (2) the Closing Date Purchase Price (including the calculation of each component thereof together with reasonable supporting detail and documentation), (3) the Aggregate Closing Date Merger Consideration (including the calculation of each component thereof together with reasonable supporting detail and documentation), (4) the Exchange Ratio (including the calculation of each component thereof together with reasonable supporting detail and documentation), (5) the number of Acquiror Common Stock that each applicable holder is entitled to receive pursuant to Section 3.1(a), (c) and (d) (including the calculation of each component thereof together with reasonable supporting detail and documentation), (B) a good faith estimate by the Company of the consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time and (C) that all such calculations and amounts have been prepared in good faith using the latest available financial information of the Company and its Subsidiaries (collectively, the “Closing Certificate”). Acquiror shall be entitled to review and make reasonable comments on the calculations and amounts set forth in the Closing Certificate so delivered by the Company pursuant to this Section 2.4(b)(ii). The Company will cooperate with Acquiror in the review of the Closing Certificate, including providing Acquiror and its representatives with reasonable access to the relevant books, records and finance employees of the Company. The Company will cooperate reasonably with Acquiror to revise the Closing Certificate if necessary to reflect Acquiror’s reasonable comments. If the Closing Certificate is so revised, such revised Closing Certificate, or if Acquiror had no such comments, then the initial Closing Certificate shall be deemed to be the final “Closing Statement,” in each case as approved in writing by Acquiror (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 2.5.            Closing Deliverables.

(a)            At the Closing, the Company will deliver or cause to be delivered:

(i)            to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)           to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of the Surviving Corporation, in accordance with Section 2.7), effective as of the Effective Time;

(iii)          to Acquiror, the Registration Rights Agreement, duly executed by those certain stockholders of the Company holding more than five percent (5%) of the Aggregate Fully Diluted Company Common Shares;

(iv)          to Acquiror, a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); and

(v)           to Sponsors, the Sponsor Consideration.

(b)            At the Closing, Acquiror will deliver or cause to be delivered:

(i)            to the Transfer Agent, for further distribution to the record holders of shares of Company Capital Stock, Company Options, and Company Warrants entitled to receive a portion of the Aggregate Closing Date Merger Consideration (other than Dissenting Shares), the Aggregate Closing Date Merger Consideration in book-entry form;

(ii)           to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)          to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.7 and Section 7.6), effective as of the Effective Time;

(iv)          to the Company, the Registration Rights Agreement duly executed by Acquiror and the “Existing Holders” (as defined therein);

(v)            to the Company, the Note Agreement duly executed by the Sponsors; and

(vi)           a valid and duly executed IRS Form W-9 for each Sponsor.

(c)            On the Closing Date, the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds, (A) subject to Section 2.4(a), all accrued and unpaid Acquiror Transaction Expenses, to the respective payees thereof, as set forth in the Acquiror Closing Statement prepared in accordance with Section 2.4(a) above and (B) all accrued and unpaid Company Transaction Expenses, to the respective payees thereof, as set forth in the Company Closing Statement prepared in accordance with Section 2.4(b)(i) above, which in the case of (A) and (B) shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing (clauses (A) and (B) collectively, “Unpaid Transaction Expenses”), provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll and subject to any applicable withholdings.

Section 2.6.            Governing Documents.

(a)            The certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)            At the Closing and immediately prior to the Effective Time, the Amended and Restated Certificate of Incorporation of the Acquiror dated August 5, 2021 and the Bylaws of Acquiror shall be amended and restated to the Acquiror Restated Charter and the Acquiror Restated Bylaws, respectively (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter amended as provided therein and under the DGCL.

Section 2.7.            Directors and Officers.

(a)            The directors and officers of the Company set forth on Section 2.7(a) of the Company Disclosure Letter, shall be the directors and officers of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b)            The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.7(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.8.          Intended Tax Treatment. The parties intend that, for United States federal income tax purposes, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, to which each of Acquiror, Merger Sub and the Company are parties under Section 368(b) of the Code and the Treasury Regulations and as a transaction that qualifies under Section 351 of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). None of the parties knows of any fact or circumstance, or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all applicable Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The parties shall reasonably cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger consistent with the Intended Tax Treatment, including providing factual support letters or customary representation letters.

ARTICLE III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK,
COMPANY OPTIONS, COMPANY WARRANTS, MERGER SUB CAPITAL STOCK AND ACQUIROR UNITS

Section 3.1.            Conversion of Securities.

(a)            After giving effect to the Company Warrant Exercise, the Company shall (notwithstanding anything to the contrary herein, but subject to the receipt of the Company Stockholder Approval) take all actions necessary or appropriate to effect the Company Preferred Conversion immediately prior to the Effective Time. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Preferred Stock. Notwithstanding anything herein that may read to the contrary, immediately prior to the Effective Time and after giving effect to the Company Warrant Exercise, all Company Preferred Stock shall automatically (and without any action on the part of any holder of Company Preferred Stock) be converted to Company Common Stock pursuant to the Company Preferred Conversion and the only Company Capital Stock shall be Company Common Stock.

(b)          At the Effective Time (after giving effect to the consummation of the Company Warrant Exercise and the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and converted into the right to receive the applicable portion of the Aggregate Closing Date Merger Consideration as determined pursuant to Section 3.1(d).

(c)            At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Corporation.

(d)            Each holder of issued and outstanding shares of Company Common Stock (after giving effect to the consummation of the Company Warrant Exercise and the Company Preferred Conversion) as of immediately prior to the Effective Time (other than in respect of Dissenting Shares ) shall be entitled to receive a portion of the Aggregate Closing Date Merger Consideration equal to (A) the Exchange Ratio, multiplied by (B) the number of shares of Company Common Stock held by such holder as of immediately prior to the Effective Time, with fractional shares rounded down to the nearest whole share.

(e)            Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock and no more than one hundred percent (100%) of the Aggregate Closing Date Merger Consideration shall be issued in the Merger.

Section 3.2.            Exchange Procedures.

(a)            Prior to the Closing the Company shall take commercially reasonable steps to cause the Company Common Stock evidenced by share certificates (the “Company Certificates”) to be returned to the Company and replaced with electronic statements or book entry form evidencing such shares of Company Common Stock; provided that if such Company Certificates are lost, stolen, or destroyed, the owner of such lost, stolen, or destroyed Company Certificates shall make an affidavit of that fact and shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed as a condition to the issuance of electronic statements or book entry form of shares the owner of such lost, stolen or destroyed Company Certificates. Further, any shares of Company Common Stock issued or issuable by the Company in connection with the Company Preferred Conversion or exercise of Company Warrants hereunder shall be issued in electronic or book entry form. At the Closing, Acquiror shall instruct its transfer agent (reasonably acceptable to the Company) (the “Transfer Agent”) to issue the Aggregate Closing Date Merger Consideration to the record holders of shares of Company Capital Stock, Company Options, and Company Warrants entitled to receive a portion of the Aggregate Closing Date Merger Consideration (other than Dissenting Shares) in book-entry form, and the electronic or book entry positions representing the Company Common Stock shall be cancelled.

(b)           All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

(c)           None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Transfer Agent shall be liable to any Person in respect of any of the Aggregate Closing Date Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(d)          After the date that is one year after the Effective Time, the Transfer Agent shall return to Acquiror, upon the Acquiror’s written request, any portion of the Aggregate Closing Date Merger Consideration that remains unclaimed, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Closing Date Merger Consideration in accordance with this Section 3.2 prior to the date that is one year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Closing Date Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Transfer Agent shall be liable to any Person in respect of any of the Aggregate Closing Date Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.            Treatment of Company Options and Company Warrants.

(a)            Each Company Option that is outstanding immediately prior to the Effective Time, without regard to the identity of the holder, shall be assumed as of the Effective Time and each such Company Option shall be converted into the right to receive, an option to purchase shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Replacement Option”) except that (a) such Acquiror Replacement Option shall provide the right to purchase that whole number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option, multiplied by the Exchange Ratio and (b) the exercise price per share for each such Acquiror Replacement Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Sections 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.3(a).

(b)           The Company, the Board of Directors, and the compensation committee, as applicable, shall adopt any resolutions and take any other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plans and provide that shares in respect of Company Options that for any reason become re-eligible for future issuance, shall be cancelled, and (ii) provide that no new Company Options will be granted under the Company Incentive Plans.

(c)           After giving effect to the Company Warrant Exercise, each Company Warrant that remains outstanding immediately prior to the Effective Time shall be cancelled and converted into a warrant to purchase Acquiror Common Stock on the same terms and conditions (including as to vesting and exercisability) as are in effect with respect to such Company Warrant immediately prior to the Effective Time (each, a “Acquiror Replacement Warrant”), except that (i) such Acquiror Replacement Warrant shall entitle the holder thereof to purchase such number of Acquiror Common Stock as is equal to the sum of the product of (x) the number of Company Common Stock or Company Preferred Stock (on an as-converted basis) subject to such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio and (ii) such Acquiror Replacement Warrant shall have an exercise price per share (which shall be rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Warrant in effect immediately prior to the Effective Time divided by (B) the Exchange Ratio. The exercise of any Company Warrants that are exercisable for shares of Company Preferred Stock shall occur immediately prior to the conversion contemplated by Section 3.1(a).

Section 3.4.            Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and its Subsidiaries and the Transfer Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company or its Subsidiaries, or the Transfer Agent, respectively); provided, that, other than with respect to a payment payable to employees of the Company or its Subsidiaries in connection with the Merger that is treated as compensation, Acquiror shall provide the Company with at least five (5) days prior written notice of any amounts that it intends to withhold and/or deduct in connection with any payment to be made by it pursuant to this Agreement. The parties shall reasonably cooperate with each other in good faith to reduce or eliminate any applicable withholding and/or deduction (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that any amounts are so deducted and withheld, (i) such deducted and withheld amounts shall be timely remitted to the appropriate Governmental Authority and (ii) such timely remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger is treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.5.            Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Closing Date Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Closing Date Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.6.            Acquiror Units. At the Effective Time, each Acquiror Unit outstanding immediately prior to the Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Acquiror Common Stock and one-half of an Acquiror Warrant in accordance with the terms of the applicable Acquiror Unit, which underlying shares of Acquiror Common Stock and Acquiror Warrants shall be adjusted in accordance with the applicable terms of this Section 3.6.

Section 3.7.            Cancellation of the Purchased Equity. At the Effective Time, the Purchased Equity shall be cancelled on the books and records of the Acquiror.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1.            Company Organization. The Company has been duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except as would not have a material adverse effect on the Company, and has all necessary approvals from Governmental Authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have all necessary approvals would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.2.            Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except as would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and have all necessary approvals from Governmental Authorities to own, lease and operate their properties and to carry on their business as it is now being conducted, except where the failure to have all necessary approvals would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole. The respective jurisdiction of incorporation or organization of each the Company’s Subsidiaries is identified on Section 4.2 of the Company Disclosure Letter.

Section 4.3.            Due Authorization.

(a)            Other than the Company Stockholder Approvals, the Company has the requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and, except as set forth on Section 4.3(a) of the Company Disclosure Letter, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)            On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approvals. The Company Stockholder Approvals will be sufficient (and as a result of the shareholders who have signed the Company Holders Support Agreement, no other favorable vote or consent of any other stockholder of the Company will be required) to approve this Agreement, the Merger and the other transactions in accordance with the terms of the Company’s Governing Documents and any other organizational documents of the Company.

Section 4.4.            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b)  violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and Merger Sub contained in this Agreement, except as set forth in Section 4.5 of the Company Disclosure Letter, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6.            Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of (x) 260,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 21,627,464 shares are issued and outstanding as of the date of this Agreement, (y) 199,145,285 shares of Preferred Stock, par value $0.0001 per share, designated as follows: (i) 378,066 shares of Series A-1 Preferred Stock, of which 378,066 shares are issued and outstanding as of the date of this Agreement, (ii) 639,773 shares of Series A-2 Preferred Stock, of which 639,773 shares are issued and outstanding as of the date of this Agreement, (iii) 1,998,177 shares of Series A-3 Preferred Stock, of which 1,998,177 shares are issued and outstanding as of the date of this Agreement, (iv) 2,447,023 shares of Series A-4 Preferred Stock, of which 2,447,023 shares are issued and outstanding as of the date of this Agreement, (v) 7,985,151 shares of Series B-1 Preferred Stock, of which 7,985,151 shares are issued and outstanding as of the date of this Agreement, (vi) 746,602 shares of Series B-2 Preferred Stock, of which 746,602 shares are issued and outstanding as of the date of this Agreement, (vii) 6,627,558 shares of Series B-3 Preferred Stock, of which 6,627,558 shares are issued and outstanding as of the date of this Agreement, (viii) 30,739,072 shares of Series B-4 Preferred Stock, of which 30,739,072 shares are issued and outstanding as of the date of this Agreement, (ix) 27,079,195 shares of Series C Preferred Stock, of which 26,014,749 shares are issued and outstanding as of the date of this Agreement, (x) 38,659,789 shares of Series C-1 Preferred Stock, of which 38,659,789 shares are issued and outstanding as of the date of this Agreement (the shares described in the foregoing clauses (i) through (x), collectively, the “Company Series ABC Preferred Stock”), (xi) 49,342,160 shares of Series D Preferred Stock, of which 49,342,160 shares are issued and outstanding as of the date of this Agreement (the “Company Series D Preferred Stock”), and (xii) 36,861,678 shares of Series E Preferred Stock, of which 33,567,165 shares are issued and outstanding as of the date of this Agreement (the “Company Series E Preferred Stock” and together with both the Company Series ABC Preferred Stock and the Company Series D Preferred Stock, the “Company Preferred Stock”). All of the issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof unless disclosed in Section 4.6(a) of the Company Disclosure Letter; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens, other than Securities Liens.

(b)            Section 4.6(b) of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Warrants, the full legal name of each holder of such Company Warrant, the number of shares of Company Common Stock comprised thereof or subject thereto, the date on which such Company Warrant was granted. All outstanding Company Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; (iv) are free and clear of any Liens, other than Securities Liens; and (v) are currently exercisable by the holder thereof.

(c)            As of the date of this Agreement, Company Options to purchase 19,141,496 shares of Company Common Stock are outstanding. The Company has provided a true and complete list of the name of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule, the date on which such Company Option was granted, the number of shares subject to the Company Option which have vested and the number of shares subject to the Company Option which have not yet vested as of the date of this Agreement and as of the Effective Time (as a result of the transactions contemplated by the Agreement), and, if applicable, the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted or issued and properly approved by, the Board of Directors of the Company (or appropriate committee thereof). Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.

(d)            Except as otherwise set forth in Section 4.6(d) of the Company Disclosure Letter, the Company has not granted, authorized, or issued any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

Section 4.7.            Capitalization of Subsidiaries.

(a)            The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof unless disclosed in Section 4.7(a) of the Company Disclosure Letter; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens, other than Securities Liens.

(b)            Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company, directly or indirectly, owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)            Except as set forth on Section 4.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company does not own any other equity interests in any person.

Section 4.8.            Financial Statements.

(a)            Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2021 and December 31, 2020, each updated and audited in accordance with the auditing standards of the PCAOB by a nationally recognized independent registered public accounting firm selected by Company (collectively, the “PCAOB Audited Financial Statements”) together with the auditor’s report / opinion thereon and (ii) the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries as of and for (a) the three (3)-month period ending March 31, 2022 (the “Q1 Financial Statements”) and (b) the six (6)-month period ended June 30, 2022 (the “Q2 Financial Statements” and the PCAOB Audited Financial Statements, Q1 Financial Statements and the Q2 Financial Statements, together with any Updated Interim Financial Statements when delivered pursuant to Section 6.3(a), the “Financial Statements”).

(b)            Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the PCAOB Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and, when delivered pursuant to Section 6.3(a), the Updated Interim Financial Statements, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the PCAOB Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, the Q2 Financial Statements and the Updated Interim Financial Statements, to normal year-end adjustments), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, the Q2 Financial Statements and the Updated Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries, (iv) for the PCAOB Audited Financial Statements, were audited and prepared in accordance with the PCAOB standards, and (v) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)            Except as set forth on Section 4.8(c) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company (including, to the knowledge of the Company, any director, officer or employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d)            All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising thereafter have arisen from bona fide transactions and in accordance with GAAP and are collectible, subject to allowance for doubtful accounts and bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s respective reserves for doubtful accounts, contractual allowance and warranty claims are adequate in all material respects and have been calculated in a manner consistent with past practices. On and after January 1, 2021, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods, including such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(e)            All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising thereafter are the result of bona fide transactions and have been paid or are not yet due or payable. On and after January 1, 2021, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.9.            Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, as of the date of this Agreement neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined or determinable, in each case of the nature required to be disclosed on a balance sheet in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or performance by the Company of its obligations hereunder, including transaction expenses, (d) that are disclosed in the Company Disclosure Letter or (e) that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.

Section 4.10.         Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date of this Agreement, (a) there are no material pending or, to the knowledge of the Company, threatened in writing Actions against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11.          Legal Compliance.

(a)            As of the date of this Agreement, each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b)           Except as set forth on Section 4.11(b) of the Company Disclosure Letter, since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws would not, individually or in the aggregate, be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.          Contracts; No Defaults.

(a)            Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, including any amendments to such Contracts, have been delivered to or made available to Acquiror by posting such Contracts to the VDR.

(i)            Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (A) by the Company or by any of its Subsidiaries of more than $2,500,000 or (B) to the Company or to any of its Subsidiaries of more than $2,500,000, in each case, on a calendar year basis;

(ii)           Each mortgage, indenture, note or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $2,500,000, each contract that is a currency or hedging arrangement, each other type of Contract evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any of its Subsidiaries granted to any person a security interest in or Lien on any of the property or assets of the Company or any of its Subsidiaries, and all agreements or instruments guaranteeing the debts or other obligations of any other Person;

(iii)           Each Contract with outstanding obligations that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $2,500,000 in any calendar year, other than (A) sales or purchase agreements in the ordinary course of business and/or (B) sales of equipment deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries;

(iv)          Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries on or after January 1, 2020, in each case, involving payments in excess of $2,500,000 other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(v)            All broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, management or advisory services contracts (excluding contracts for employment), marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary of the Company is a party with consideration payable to or by the Company or any Subsidiary of the Company of more than $2,500,000 in any calendar year;

(vi)          Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vii)         Contracts expressly prohibiting or restricting the ability of the Company or its Subsidiaries to engage in any business in any material respect, to operate in any geographical area or during any period of time in any material respect or to compete with any Person in any line of business in any material respect, in each case, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)        Each employee collective bargaining Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(ix)          Each Intellectual Property Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but excluding non-disclosure agreements entered into in the ordinary course of business and non-exclusive Trademark licenses incidental to marketing, printing, or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use or license material Intellectual Property of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use Company products or services entered into in the ordinary course of business), or (B) is granted by a third Person the right to use or license Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available software or services with annual aggregate fees of less than $200,000 and Open Source Licenses);

(x)            Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $2,500,000 in any calendar year;

(xi)           Each Contract with any Governmental Authority;

(xii)          Each Contract (A) under which the Company or any its Subsidiaries has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis or (B) that the Company or any of its Subsidiaries is subject to that grants to any third Person (1) “most favored customer” pricing status or price matching rights or (2) other price guarantees, in each case, that involves aggregate payments in excess of $2,500,000 in any calendar year;

(xiii)         Each Contract involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product or service of the Company or any of its Subsidiaries that involves aggregate payments in excess of $2,500,000 in any calendar year;

(xiv)         Each Contract that results in any Person holding a power of attorney from the Company or any Subsidiary of the Company that materially relates to the Company or any Subsidiary of the Company or materially impacts the business of the Company or any Subsidiary of the Company; and

(xv)         Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 4.12(a) or any other Contract that is material to the Company and its Subsidiaries taken as a whole.

(b)            Except for any Contract that has terminated (with such termination expressly stated on Section 4.12(a) in the Company Disclosure Letter) and except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto. As of the date of this Agreement, except, in each case, where such Contract is not material to the Company and its Subsidiaries taken as a whole and where the occurrence of such breach or default or failure to perform would not reasonably be expected to be, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, (x) none the Company, the Company’s Subsidiaries, or, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.         Company Benefit Plans.

(a)            Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control, welfare benefit, fringe benefit or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) any material, non-routine correspondence with any Governmental Authority with respect to the Company Benefit Plans.

(b)            Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or its Subsidiaries; (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan except where the failure to be so qualified would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries.

(c)            No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)            No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e)            Except as set forth on Section 4.13(e) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.14.          Labor Relations; Employees.

(a)            Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. Since January 1, 2020, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)            Each of the Company and its Subsidiaries (i) are, and have been during the last three years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, and (ii) have withheld and reported all amounts required by any legal requirement to be withheld and reported with respect to wages, salaries and other payments or compensation to any Company employee or other service provider, and (iii) have no liability for any arrears of wages or any penalty for failure to comply with any of the foregoing, except in each case of prongs (i)-(iii) where failure to comply would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries, taken as a whole.

(c)            During the last three years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)            To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets or proprietary information.

(e)            Since January 1, 2020, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent.

(f)           To the knowledge of the Company, (i) no allegations of harassment, discrimination or misconduct have been made against any officer or director of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by a director, officer, employee, contractor or other agent of the Company or its Subsidiaries.

(g)            Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries, the Company is, and for the last three (3) years has been, in compliance in all respects with the requirements of the Immigration Reform Control Act of 1986.

Section 4.15.          Taxes.

(a)            All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(b)            The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority all such withheld amounts required to have been so paid over and complied in all material respects with all other applicable withholding and related reporting requirements with respect to such Taxes.

(c)            There are no Liens for any material amounts of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(e)            There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)             Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)            Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h)            Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 or Section 361 of the Code since January 1, 2020.

(i)              Neither the Company nor any of its Subsidiaries (A) is liable for material amounts of Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (B) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j)            No written claim has been made by any Governmental Authority on or after January 1, 2021 where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to material taxation in that jurisdiction.

(k)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l)           Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made by the Company or its Subsidiaries prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized by the Company or its Subsidiaries prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period ending on or prior to the Closing Date made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Company or its Subsidiaries prior to the Closing (other than any such agreement executed in compliance with Section 6.1), or (v) election under Section 965(h) of the Code.

(m)          The Company has not knowingly taken any action, nor, to the knowledge of the Company or any of its Subsidiaries, are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n)            The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o)            Neither the Company nor any Subsidiary of the Company has received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.

(p)            For U.S. federal income tax purposes, the Company is, and has been since the date of the Company’s formation, classified as a corporation. Section 4.15(p) of the Company Disclosure Letter sets forth the current entity classification for each Subsidiary of the Company for U.S. federal income tax purposes, any prior classification of such Subsidiary, and the date of any such change.

(q)            Neither the Company nor any Subsidiary of the Company has made an election to defer the payment of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or made any such deferral or election pursuant to the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020.

Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.15), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.16.          Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.         Insurance. As of the date of this Agreement: (a) all material insurance policies and bonds (collectively, “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, (b) true, correct, and complete copies of the Policies have previously been made available to Acquiror, (c) except as disclosed on Section 4.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies, (d) except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (e) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (f) all premiums and other charges due have been paid, (g) none of the Policies or their predecessors have been written on an audited, retrospective, or similar premium basis; and (h) none of the Policies or their predecessors have been written or reinsured on a fronting, captive, or similar self-insured basis. Section 4.17 of the Company Disclosure Letter sets forth, with respect to each Policy (i) the names of the insurer and the first named insured, (ii) the policy number, (iii) the policy period (iv) the type of coverage, (v) the aggregate limits; and (vi) the premium most recently charged. To the knowledge of the Company, all material occurrences, circumstances, and claims potentially covered under any of the Policies or their predecessors have been timely noticed. To the knowledge of the Company, with regard to any such material noticed occurrence, circumstance, or claim that is related to an ongoing or potentially ongoing matter, no insurer has denied or questioned coverage.

Section 4.18.        Licenses. The Company and its Subsidiaries has all material licenses, approvals, consents, registrations and permits of a Governmental Authority (the “Licenses”) reasonably required to permit the Company and its Subsidiaries to own, lease or operate their properties and assets in the manner in which they are now operated and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to obtain such Licenses has not had, or would not reasonably be expected to have, individually or in the aggregate, have a materially adverse impact on the Company and its Subsidiaries take as a whole. The Company and its Subsidiaries have obtained all of the Licenses necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. The operation of the business of the Company and its Subsidiaries as currently conducted is not in material violation of, nor is the Company or any of its Subsidiaries in material default or material violation under, any License. No suspension or cancellation of any of the Licenses is pending or, to the knowledge of the Company, threatened.

Section 4.19.         Equipment and Other Tangible Property. Except as set forth on Section 4.19 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to all material equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, other than as would not have a material adverse effect, individually or in the aggregate, on the Company and its Subsidiaries, taken as a whole.

Section 4.20.          Real Property.

(a)            Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)              The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)           The Company and/or its Subsidiaries have made available to Acquiror true, correct and complete copies of the material Contracts (including all material modifications and amendments thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Real Property Leases”).

(iii)          There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the knowledge of the Company, there are no material latent defects or adverse physical conditions affecting the Leased Real Property.

(iv)          All such Real Property Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, and there is not, under any of such Real Property Leases, any existing default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Real Property Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, there are no material disputes with respect to such Real Property Leases.

(v)            As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use, occupy or possess the Leased Real Property or any portion thereof.

(vi)               Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

Section 4.21.          Intellectual Property.

(a)            Section 4.21(a)(i) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority or Domain Name registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (collectively, the “Company Registered Intellectual Property”) and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof, (ii) for each Trademark, each applicable application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the date issued and filed and the present status thereof, (iii) for each Domain Name, the registration date, (iv) for each Copyright, each applicable number and date of such registration or Copyright application by country, province and state, and (v) for each registered design, the registration number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof. Section 4.21(a)(ii) of the Company Disclosure Letter lists each item of material Company Software, excluding Company Software that the Company and its Subsidiaries have not licensed or distributed in the ordinary course of business to third parties (other than as installed on hardware products sold by or on behalf of the Company or any of its Subsidiaries). The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company as of the date of this Agreement, all such Company Registered Intellectual Property (excluding any pending applications, declarations or renewals included in the Company Registered Intellectual Property) is valid and enforceable.

(b)            Except as set forth on Section 4.21(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated since January 1, 2020; provided, that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity, or enforceability of Intellectual Property.

(c)            Except as set forth on Section 4.21(c) of the Company Disclosure Letter, as of the date of this Agreement, there is not, and since January 1, 2020 there has not been, any Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or any of its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person. To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries has not, since January 1, 2020, and does not, materially infringe, misappropriate or violate, any Intellectual Property of any other Person. Except as set forth on Section 4.21(c) of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries, to the knowledge of the Company, no other Person has, since January 1, 2020, infringed, misappropriated or violated any of the Intellectual Property owned by the Company or any of its Subsidiaries.

(d)            The Company and each of its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company as of the date of this Agreement, there has not been any unauthorized disclosure of or unauthorized access to any Trade Secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted in the misappropriation of, or loss of Trade Secrets or other rights in and to such information, except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries.

(e)            Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries have granted any other Person any exclusive license or exclusive right under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries.

(f)             Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries have made any commitments to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that would obligate the Company or its Subsidiaries to grant licenses to any Person of any Owned Company Intellectual Property, (ii) neither the Company, its Subsidiaries, nor any Company Patent is subject to any binding membership agreements or bylaws of any Standards Organization with respect to licensing or non-assertion of any Owned Company Intellectual Property, and (iii) to the knowledge of the Company, no Company Patent has been identified by the Company, its Subsidiaries, or any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization. Neither the Company nor any of its Subsidiaries implement any standard or specifications in any Company products that would require the grant of a Patent license to any Person.

(g)            Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, no government funding, nor any facilities of a university, college, other educational institution or research center, was used by the Company or any of its Subsidiaries in the development of any material Intellectual Property owned by the Company or any of the Company’s Subsidiaries.

(h)            The Company’s and its Subsidiaries’ use and distribution of (i) software owned by the Company or any of the Company’s Subsidiaries (“Company Software”), and (ii) Open Source Materials, is in compliance in all material respects with all Open Source Licenses applicable thereto, except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, none of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any material Company Software to be subject to Copyleft Licenses. To the knowledge of the Company, the Company has not disclosed any material source code for any Company Software to any third Person, other than developers subject to confidentiality obligations.

(i)              All Persons who have contributed, developed or conceived any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, as applicable, pursuant to which such Persons assigned to the Company or the applicable Subsidiary all of their right, title, and interest in and to such Intellectual Property, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. To the knowledge of the Company, no Person is in breach of any such agreements.

(j)              Except as would not be expected to result in a material adverse effect on the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries owns, leases, licenses, or otherwise has the legal right to use, all Business Systems, and such Business Systems, to the knowledge of the Company, are sufficient in all material respects for the current needs of the business of the Company and the Company Subsidiaries as currently conducted by the Company and the Company Subsidiaries. To the knowledge of the Company, since January 1, 2020, there have not been any failures with respect to any of the Business Systems that are material to the conduct of the Company’s or its Subsidiaries’ businesses that have not been remedied or replaced in all material respects.

Section 4.22.          Privacy and Cybersecurity.

(a)            The Company, its Subsidiaries, and, to the knowledge of the Company, their Data Processors, comply and have complied for the past three (3) years with Company Privacy Policies and the Privacy Requirements. Neither the execution, delivery, or performance of this Agreement nor any of the other agreements contemplated by this Agreement would violate any Privacy Requirements or Company Privacy Policies.

(b)            The Company and its Subsidiaries have established a written Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program for the past three (3) years. The IT Systems currently used by the Company and its Subsidiaries are in good working condition, to the knowledge of the Company do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the business of the Company. All Company Data material to the conducting the business of the Company will continue to be available for Processing by the Company and its Subsidiaries following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(c)            The Company, its Subsidiaries, and, to the knowledge of the Company, their Data Processors, have not suffered and are not suffering a Security Incident, and have not been and are not required to notify any Person or Governmental Authority of any Security Incident. The Company and its Subsidiaries have not received any written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and have not been subject to any Action relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s and any of its Subsidiaries’ Processing of Personal Data. The Company and its Subsidiaries are not in breach or default of any Contracts relating to its IT Systems or to Company Data.

Section 4.23.          Environmental Matters. Except as disclosed on Section 4.23 of the Company Disclosure Letter:

(a)            The Company and its Subsidiaries are and, for the last three (3) years, have been in compliance in all material respects with all applicable Environmental Laws, except for matters which have been fully resolved.

(b)            The Company and its Subsidiaries hold and maintain in compliance in all material respects all material Licenses required under applicable Environmental Laws to own, operate, use and maintain their assets and to conduct the business and operations of the Company and its Subsidiaries in compliance with the applicable Environmental Laws.

(c)            There are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, in each case as has resulted or would result in material liabilities to the Company or its Subsidiaries under Environmental Law.

(d)            There has been no release of any Hazardous Materials on, in, at, under or from any (i) Leased Real Property; (ii) any property formerly owned, leased or operated by the Company or any Subsidiary or (iii) at any off-site location to which Hazardous Materials generated by the Company or any Subsidiary were sent for treatment, recycling, storage or disposal, in each case, which would reasonably be expected to give rise to material liability to the Company or any Subsidiary, under Environmental Laws.

(e)            Notwithstanding anything to the contrary in this Agreement, this Section 4.23 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 4.24.         Absence of Changes. From the date of the Q2 Financial Statements, (a) there has not been any event or occurrence that has had an Company Material Adverse Effect and (b) except as set forth in Section 4.24 of the Company Disclosure Letter, Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 4.25.         Related Party Transactions. Except for the Contracts set forth on Section 4.25 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements) and (c) amounts paid pursuant to Company Benefit Plans. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or officer(or Affiliate thereof) of the Company or any Subsidiary of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (w) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary of the Company furnishes or sells, or proposes to furnish or sell; (x) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Subsidiary of the Company, any goods or services; (y) a beneficial interest in any Contract disclosed in Section 4.12(a) of the Company Disclosure Letter; or (z) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.25. Other than as set forth on Section 4.25 of the Company Disclosure Letter, the Company and the Company Subsidiaries have not, since the date of the Company’s formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.26.         Information Supplied. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company or any of the Company’s Subsidiaries in writing specifically for inclusion in the Registration Statement or the Proxy Statement will, (a) when the Registration Statement is first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement is mailed to the Acquiror’s Voting Stockholders and (d) at the time of the Acquiror’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27.         Exchange Act. Neither the Company nor any Subsidiary of the Company is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.28.          Certain Business Practices.

(a)            Since the date of the Company’s formation, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor their agents or other third parties (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions while acting on behalf of the Company or any Subsidiary of the Company; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Subsidiary of the Company.

(b)            Since the date of the Company’s formation, the Company and each Company Subsidiary has adopted and maintained adequate policies, procedures, and controls reasonably designed to promote the Company’s and its Subsidiaries’ compliance with all Anti-Corruption Laws, Ex-Im Laws and Sanctions.

(c)            Since the date of the Company’s formation, the Company and each Subsidiary has maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company and its Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the books, records, and accounts of the Company and its Subsidiaries; and (iii) the Company and its Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and its Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and its Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(d)            Since the date of the Company’s formation, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor their agents or other third parties, (i) has undergone and is not currently undergoing any review, investigation, inspection, or examination of records relating to compliance with Anti-Corruption Laws, Ex-Im Laws or Sanctions; (ii) has been, is now under, or has received any communication regarding any actual or potential administrative, civil, or criminal investigation, prosecution, or indictment; and (iii) is not party to any actions involving alleged false statements, false claims, or other improprieties relating to compliance with Anti-Corruption Laws, Ex-Im Laws or Sanctions.

(e)            Since the date of the Company’s formation, neither the U.S. government nor any other Governmental Authority, nor any other entity or person, has notified the Company or any Company Subsidiary of any actual or alleged violations or breaches of Anti-Corruption Laws, Ex-Im Laws, Sanctions or applicable Laws that prohibit fraud, money laundering, or other improper payments, and neither the Company nor any Company Subsidiary has made any voluntary or involuntary disclosures to a Government Authority.

Section 4.29.          No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the Company, and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that the Company has made its own investigation of Acquiror and Merger Sub and that neither Acquiror, Merger Sub nor any of their Affiliates, agents or representatives are making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror and Merger Sub in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror or Merger Sub. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Acquiror or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Company understands and agrees that any assets, properties and business of the Acquiror and Merger Sub and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.30.         No Additional Representation or Warranties. The Company acknowledges and agrees that, except as provided in Article V, neither Acquiror nor Merger Sub, nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or any of its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in ARTICLE V, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.8, Section 5.12 and Section 5.17), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.8, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1.           Acquiror and Merger Sub Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2.            Due Authorization.

(a)            Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror (including by a majority of the independent directors of Acquiror) and Merger Sub and by Acquiror as the sole stockholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Voting Stockholders. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)              the Transaction Proposal identified in clause (A) of Section 8.2(b) shall require approval by the affirmative vote of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class, at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii)           each of those Transaction Proposals identified in clauses (B), (C), (D), and, if necessary, (H), of Section 8.2(b), in each case, shall require approval by an affirmative vote of at least a majority of the votes cast by holders of outstanding Acquiror Common Stock entitled to vote thereon, voting as a single class at a stockholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(iii)              the Transaction Proposal identified in clause (E) of Section 8.2(b) shall require approval by a plurality of the votes cast by holders of shares Acquiror Common Stock present in person (or virtually) or represented by proxy at the Acquiror Stockholders’ Meeting and entitled to vote thereon;

in the case of each of (i) (ii) and (iii), as determined in accordance with the Acquiror’s Governing Documents, the DGCL and the rules of the Nasdaq, as applicable.

(iv)          Other than, if necessary, votes on those Transaction Proposals identified in clauses (F) and (G) of Section 8.2(b), the foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(c)            At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3.            No Conflict. Subject to the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions, if any, required by the Exchange Act, the Securities Act, “Blue Sky” Laws and state takeover Laws, and the pre-merger notification requirements of the HSR Act have been obtained and all related filings and obligations have been made, violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4.            Litigation and Proceedings. As of the date of this Agreement, (a) there are no material pending or, to the knowledge of the Acquiror, threatened in writing Actions against Acquiror or Merger Sub or their respective properties or assets; and (b) except for any applicable COVID-19 Measure, there is no outstanding Governmental Order imposed upon Acquiror or Merger Sub; nor are any properties or assets of Acquiror or Merger Sub’s respective businesses bound or subject to any Governmental Order.

Section 5.5.           SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since August 5, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Acquiror, as of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.            Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in all material respects in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since August 5, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). To the knowledge of Acquiror, such system of internal controls over financial reporting are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)            To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            Since August 5, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Markets (“Nasdaq”). The Acquiror Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq as of the date hereof. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or prohibit or terminate the listing of Acquiror Common Stock on the Nasdaq.

(d)            The Acquiror SEC Filings contain true and complete copies of (x) the audited balance sheet as of December 31, 2021 and December 31, 2020, and audited statement of operations, cash flow and stockholders’ equity of Acquiror for the year ended December 31, 2021, December 31, 2020 and the period from February 13, 2019 (inception) through December 31, 2019, together with the auditor’s reports thereon (the “Acquiror Audited Financial Statements”), and (y) Acquiror’s unaudited condensed balance sheet as of March 31, 2022, June 30, 2022 and September 30, 2022, and the unaudited condensed statements of operations, cash flow, and stockholders’ equity of Acquiror for the three months ended March 31, 2022 and March 31, 2021, the three (3) and six (6) months ended June 30, 2022 and June 30, 2021, and the three (3) and nine (9) months ended September 30, 2022 and September 30, 2021 (the “Acquiror Unaudited Financial Statements” and together with the Acquiror Audited Financial Statements, the “Acquiror Financial Statements”). The Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations, income, and cash flows for the respective periods then ended (subject, in the case of Acquiror Unaudited Financial Statements, to normal year-end adjustments), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of Acquiror Unaudited Financial Statements, as permitted by Form 10-Q of the SEC), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)             Except as disclosed in the Acquiror SEC Filings, neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7.            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, the Exchange Act, the Securities Act, “Blue Sky” Laws and state takeover Laws, (ii) the filing of the Merger Certificate in accordance with the DGCL, and (iii) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8.            Trust Account.

(a)            As of the date of this Agreement, Acquiror has at least $116,700,000 in the Trust Account, maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of August 5, 2021, between Acquiror and Trustee on file as an Acquiror SEC Filing as of the date of this Agreement (the “Trust Agreement”). As of the date of this Agreement, amounts in the Trust Account are invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Trust Agreement. There are no Contracts, side letters, arrangements or understandings (whether written or unwritten, express or implied) with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or (ii) entitle any Person (other than (A) stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the Acquiror Share Redemption and (B) the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than payments with respect to all Acquiror Share Redemptions or to pay income and franchise Taxes from any interest income earned in the Trust Account, in each case, in accordance with the Trust Agreement and, Acquiror’s Governing Documents. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Stockholder (in its capacity as an Acquiror Stockholder) shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(b)            As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that the funds available in the Trust Account after payment of all Acquiror Share Redemptions, will not be available to Acquiror and Merger Sub at the Effective Time.

Section 5.9.            Investment Company Act; JOBS Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act, so long as Acquiror consummates a Business Combination on or prior to February 5, 2023.

Section 5.10.         Absence of Changes. From the date of the most recent balance sheet of Acquiror included the Acquiror SEC Filings prior to the date of this Agreement, (a) there has not been any event or occurrence that has had an Acquiror Material Adverse Effect and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter and except as expressly contemplated by this Agreement, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11.         No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby or as set forth on Section 5.11 of the Acquiror Disclosure Letter, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror. The Indebtedness and other unpaid liabilities and obligations of Acquiror or Merger Sub, including any unpaid Acquiror Transaction Expenses, as of the date of this Agreement are set forth on Section 5.11 of the Acquiror Disclosure Letter and to the knowledge of the Acquiror, do not exceed, in the aggregate, the Acquiror Transaction Expenses Cap.

Section 5.12.         Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror consists of 50,000,000 shares of Acquiror Common Stock. As of the date of this Agreement, (i) 14,836,500 shares of Acquiror Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Acquiror Common Stock are held in the treasury of the Acquiror, (iii) 5,750,000 Acquiror Public Warrants are issued and outstanding and 5,750,000 shares of Acquiror Common Stock are issuable in respect of such Acquiror Public Warrants and (iv) 230,750 Acquiror Private Warrants are issued and outstanding and 230,750 shares of Acquiror Common Stock are issuable in respect of such Acquiror Private Warrants. The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding shares of Acquiror Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            Subject to the terms of conditions of the Warrant Agreement, each Acquiror Warrant will be exercisable beginning thirty (30) days after Closing for one share of Acquiror Common Stock at an exercise price of $11.50 per share. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c)            Except as set forth in the Sponsor Support Agreement, this Agreement and in Acquiror’s Governing Documents, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(d)            Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the Sponsor Support Agreement, the Working Capital Loans, the Warrant Agreement, and the Acquiror’s Governing Documents, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(e)            The Aggregate Closing Date Merger Consideration and the Acquiror Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(f)             Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13.         Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated hereby based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including the Sponsors.

Section 5.14.         Indebtedness. Neither Acquiror nor Merger Sub have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness, except the Working Capital Loans.

Section 5.15.        Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Support Agreement.

Section 5.16.         Related Party Transactions. Except as described in the Acquiror SEC Filings, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror and/or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and/or Merger Sub, on the other hand.

Section 5.17.          Taxes.

(a)            All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) by Acquiror or Merger Sub have been paid, other than Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(b)            The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all other applicable withholding and related reporting requirements with respect to such Taxes.

(c)            There are no Liens for any material amounts of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(e)            There is no material Tax audit or other examination of the Acquiror or Merger Sub presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Acquiror or Merger Sub. Neither the Acquiror nor Merger Sub has made a request for an advance tax ruling, request for technical advice, or similar request that is in progress or pending with any Governmental Authority with respect to any Taxes. No written claim has been made by any Governmental Authority where the Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(f)             Neither the Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Acquiror and/or Merger Sub and customary commercial Contracts not primarily related to Taxes that were entered into with Persons who are not Affiliates or equity owners of Acquiror).

(g)            Neither the Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-deferred treatment under Section 355 or Section 361 of the Code since January 1, 2020.

(h)            Neither the Acquiror nor Merger Sub (A) is liable for Taxes of any other Person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (B) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Acquiror.

(i)              Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(j)              Neither the Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting of the Acquiror or Merger Sub for a taxable period (or portion thereof) ending on or prior to the Closing Date made prior to the Closing, (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by the Acquiror or Merger Sub prior to the Closing, or (v) election under Section 965(h) of the Code.

(k)            Acquiror and Merger Sub have not knowingly taken any action, nor, to the knowledge of Acquiror, are there any facts or circumstances, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(l)            Neither Acquiror nor Merger Sub has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)          Acquiror has not ever owned any equity interest in another Person (other than Merger Sub). Merger Sub was newly formed solely to effect the Merger and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Merger.

(n)            Acquiror has not received written notice from a non-U.S. Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country, in each case, other than the country in which it is organized.

(o)            For U.S. federal income tax purposes, Acquiror is, and has been since the date of Acquiror’s formation, classified as a corporation.

Section 5.18.          Business Activities.

(a)            Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b)            Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans, except as disclosed in any Acquiror SEC Filings or as set forth on Section 5.18(d) of the Acquiror Disclosure Letter.

(e)            Other than any former officers or as described in the Acquiror SEC Filings, neither Acquiror nor Merger Sub have ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee. Acquiror does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the Ancillary Agreement nor the consummation of the transactions contemplated hereby and thereby will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of Acquiror; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

Section 5.19.          Nasdaq Stock Market Quotation. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ROCGU.” The issued and outstanding shares Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ROCG”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ROCGW”. As of the date of this Agreement, there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Common Stock, or the Acquiror Warrants or terminate the listing of the Acquiror Units, the Acquiror Common Stock, or the Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Common Stock or the Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.20.          Registration Statement and Proxy Statement. None of the information relating to the Acquiror or its Subsidiaries supplied or to be supplied by the Acquiror or any of the Acquiror’s Subsidiaries in writing specifically for inclusion in the Registration Statement (including the Proxy Statement and Prospectus included therein) will, (a) when the Registration Statement is first filed, (b) on the effective date of the Registration Statement, (c) on the date when the Proxy Statement is mailed to the Acquiror’s Voting Stockholders and (d) at the time of the Acquiror’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.21.          No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.22.          No Additional Representation or Warranties. The Acquiror and Merger Sub acknowledge and agree that, except as provided in Article IV, neither the Company nor any of its Affiliates, nor any of its or their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Acquiror, Merger Sub or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror, Merger Sub or any of their respective Affiliates. Without limiting the foregoing, the Acquiror and Merger Sub acknowledge that the Acquiror, Merger Sub and their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1.            Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as otherwise expressly contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Section 6.1 of the Company Disclosure Letter, required by Law or any COVID-19 Measures, (iii) in connection with any Capital Raising Transaction, or (iv) as consented to by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate the business of the Company in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19; provided, that any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as (A) contemplated by this Agreement (including in connection with any Capital Raising Transaction), (B) set forth on Section 6.1 of the Company Disclosure Letter or (C) consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)            change or amend the Governing Documents of the Company in a manner that would increase the Aggregate Closing Date Merger Consideration payable to the stockholders of the Company;

(b)            make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company Capital Stock or equity interests, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company;

(c)            split, combine, reclassify, recapitalize, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or otherwise amend any terms of any shares or series of the Company Capital Stock or equity interests in a manner that would increase the Aggregate Closing Date Merger Consideration payable to the stockholders of the Company;

(d)            reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries or of any Company Options in connection with the forfeiture or cancellation of such interests or Company Options upon the terms set forth in the underlying agreements governing such equity securities, (ii) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, (iii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the Company Options or Company Warrants, and (iv) any redemption or purchase of any equity interests of the Company or its Subsidiaries, whether in a single transaction or a series of transaction, with an aggregate value not to exceed $1,000,000;

(e)            enter into, modify in any material respect or terminate (other than any expiration in accordance with its terms) any Contract of a type required to be listed in Section 4.12(a) of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business or as required by Law (including, for the sake of clarity, supply agreements, distribution agreements and partnership agreements);

(f)             sell, assign, transfer, convey, lease, grant or encumber, or otherwise dispose of or authorize the sale, assignment, transfer, conveyance, lease, grant or encumbrance of (A) any material tangible assets or properties of the Company and its Subsidiaries, taken as a whole, except for (i) the sale of inventory, goods or services in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgement to be obsolete or no longer be material to the business of the Company and its Subsidiaries, or (iii) transactions in the ordinary course of business, or (B) any shares of any class of capital stock of, or any equity interests in, the Company or any Subsidiary of the Company, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary of the Company, except for (i)  increases to share capital of Subsidiaries of the Company in the ordinary course of business, (ii) the exercise or settlement of any Company Options in the ordinary course of business, or (iii) the grant of Company Options pursuant to the Company Incentive Plans, with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable, in substantially the forms previously made available to Acquiror, with no materially different terms from those set forth in such forms, including a thirty-six (36) month vesting period with a one (1) year cliff and annual partial vesting thereafter;

(g)            except as set forth on Section 6.1(g) of the Company Disclosure Letter, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a substantial portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof if such acquisition, merger, or consolidation would require such entity’s financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(h)            acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity that would require such entity’s financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act;

(i)              incur or assume any Indebtedness for borrowed money, except (1) as set forth on Section 6.1(i) of the Company Disclosure Letter, (2) as incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (3) otherwise in an aggregate amount not to exceed $1,000,000;

(j)              (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any material closing agreement in respect of material Taxes executed on or prior to the Closing Date, (v) settle any claim or assessment in respect of material Tax liabilities, (vi) surrender any right to claim a material refund of Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any extension pursuant to an extension to file any Tax Return);

(k)            knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment;

(l)              adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement, including the Merger);

(m)               settle any pending or threatened Action, (i) if such settlement would require payment by the Company in an amount greater than $2,000,000 individually or in the aggregate together with any other settlement of any pending or threatened Action, (ii) to the extent such settlement includes an agreement to accept or concede injunctive relief or (iii) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(n)            enter into or extend any collective bargaining agreement or similar labor agreement to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreement in the ordinary course of business or as required by applicable Law;

(o)            terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(p)            except as set forth on Section 6.1(p) of the Company Disclosure Letter or except as required under applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof (A) grant any material increase in the compensation, incentives or benefits (including severance) payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company, other than market performance-based increases to salary or cash incentives in the ordinary course of business consistent with past practice, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or severance agreement with any such individual, (C) accelerate the funding, payment, or vesting of any compensation or benefits, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees;

(q)            hire any employee or retain the independent contractor services of any individual whose individual base cash compensation is expected to exceed $400,000 per annum;

(r)             except as set forth on Section 6.1(r) of the Company Disclosure Letter, hire or otherwise retain the services of any individual as an officer or executive of the Company or any of its Subsidiaries, who (i) reports directly to the Chief Executive Officer (or any individual senior to the Chief Executive Officer) of the Company, or (ii) is an individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act after the Closing,;

(s)             except as required by applicable Law or as otherwise permitted by Section 6.1(p) or the terms of this Agreement, adopt, materially amend, or terminate any Company Benefit Plan in effect as of the date hereof or any employee benefit plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof;

(t)              materially amend or change any accounting policies or procedures of the Company or any Subsidiary of the Company, other than reasonable and usual amendments in the ordinary course of business, or as may be required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(u)            intentionally permit any material item of Intellectual Property owned by the Company or any of its Subsidiaries to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable, other than (i) the expiration of any such Intellectual Property in accordance with the applicable statutory term or abandonment of Intellectual Property registrations or applications in the ordinary course of business or (ii) as deemed by the Company or any of its Subsidiaries in their business judgment to be obsolete or not worth the costs of maintaining or registering; or

(v)            enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.

Nothing herein shall require the Company to obtain consent from the Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and except as expressly set out above in this Section 6.1, nothing in this Section 6.1 is intended to give to the Acquiror, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations as required by Law.

Section 6.2.            Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel, consultants, and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (a) such information and such other materials and resources relating to any Action initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (b) prompt written notice of any material status updates in connection with any such Actions or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (c) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Actions, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3.            Preparation and Delivery of Updated Interim Financial Statements.

(a)            (i) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows, prepared in accordance with GAAP, of the Company and its Subsidiaries as of and for the nine (9)-month period ending September 30, 2022 (the “Q3 Financial Statements”), (ii) if the Registration Statement has not been declared effective prior to March 31, 2023, as soon as reasonably practicable following March 31, 2023, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows, prepared in accordance with GAAP, of the Company and its Subsidiaries as of and for the twelve (12)-month period ending December 31, 2022 (the “Q4 Financial Statements”), and (iii) if the Registration Statement has not been declared effective by May 15, 2023, as soon as reasonably practicable following May 15, 2023, the Company shall deliver to Acquiror the unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows, prepared in accordance with GAAP, of the Company and its Subsidiaries as of and for the three (3)-month period ending March 31, 2023 (the “Q1’23 Financial Statements”, and together (as applicable) with the Q4 Financial Statements and the Q3 Financial Statements, the “Updated Interim Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Updated Interim Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Updated Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(b)            After the date of this Agreement and until the Closing, solely if and to the extent prepared by the Company, the Company shall deliver to Acquiror unaudited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity, and cash flows of the Company and its Subsidiaries, all prepared in accordance with GAAP, for each calendar month ending after the date of this Agreement as soon as reasonably practicable.

Section 6.4.            Acquiror Extension Expenses.

(a)            From time to time, the Sponsor may provide an advance written request to the Company for disbursement of funds to pay Acquiror Extension Expenses (with supporting documentation attached thereto). Within five (5) days after such request and upon reasonable review and approval by the Company, the Company shall disburse the requested funds to the Sponsors to pay Acquiror Extension Expenses, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sponsors (all such disbursements, collectively, the “Sponsor Advances”); provided, that the total amount of Sponsor Advances shall not exceed $500,000.00 and shall be subject to repayment or acceleration as contemplated under the Note Agreement.

(b)            Notwithstanding anything to the contrary contained herein, including Section 10.1 and Section 10.2, the provisions of Section 6.4 shall survive any termination of this Agreement.

Section 6.5.            Termination of Certain Agreements. On and as of the Closing, the Company shall take actions reasonably necessary to cause the Contracts listed on Section 6.5 of the Company Disclosure Letter to be terminated or settled without further liability to the Company or any of the Company’s Subsidiaries (as applicable), in each case, except as otherwise set forth on Section 6.5 of the Company Disclosure Letter.

Section 6.6.            Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, except as set forth on Section 6.1(g) of the Company Disclosure Letter, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall direct its and their representatives, not to (i)  knowingly solicit or initiate any inquiries, indications of interest, proposal or offer by any third party with respect to an Acquisition Proposal; (ii) furnish or make available to any third party information in respect of, or access to, the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and instruct and use reasonable best efforts to instruct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it, him, or her prior to the date hereof, except such confidential information that may be stored on backup drives as part of its, his or her standard archiving process. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then the Company shall promptly notify such Person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide Acquiror with a copy of any such written inquiry or proposal or a reasonably detailed summary of any such verbal inquiry or proposal, including in each case the identity of the Person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.6 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives, in each case, at the express direction of such party shall be deemed to be a breach of this Section 6.6 by such party.

Section 6.7.            Company Employee Matters. Prior to the Closing Date, the Company shall negotiate employment agreements (including related severance provisions) in good faith with each of the employees of the Company listed in Section 6.1(p) of the Company Disclosure Letter, which effective date of such employment agreements (including related severance provisions) shall be contingent upon, and effective as of, the Closing.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1.            Acquiror Employee Matters.

(a)           Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan (the “Incentive Equity Plan”), effective as of one Business Day prior to the Closing Date, as proposed by the Board of Directors of the Company based on the advice of an independent compensation consultant and subject to reasonable review and approval by the Acquiror, such approval not to be unreasonably withheld. The Incentive Equity Plan shall have an initial share reserve ranging not to exceed ten percent (10%) of the fully-diluted Acquiror Common Stock immediately following the Closing, plus an annual “evergreen” increase, which, in each case, shall be based upon benchmarking against peer companies in consultation with an independent compensation consultant.

(b)            No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2.            Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 2.5(c), and (3) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3.            Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on the Nasdaq. As promptly as practicable following the date hereof, Acquiror shall prepare and submit to Nasdaq a listing application (“Listing Application”) (subject to the Company’s prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed), covering the continued listing of Acquiror Common Stock and Acquiror Warrants and use its reasonable best efforts to obtain approval for the continued listing of the Acquiror Common Stock and Acquiror Warrants, and the Company shall reasonably cooperate with Acquiror with respect to such listing and to do such things as are necessary, proper and advisable which may be requested by Nasdaq in connection with such listing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq with respect thereto, without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Acquiror Common Stock and Acquiror Warrants.

Section 7.4.            No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall direct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) solicit or initiate any inquiry, indication or interest, proposal or offer or participate in any discussions or negotiations with any Person, or furnish or make available to such Person any information with respect to, a Business Combination Proposal (other than to make such Person aware of the provisions of this Section 7.4) or (iii) enter into any understanding, arrangement, acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other commitment (whether or not legally binding) with any third party relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall direct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives); provided, however, that a party will not be required to inform the other party of the identity of the person or entity making such proposal.

Section 7.5.            Acquiror Conduct of Business.

(a)            During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law (including as may be requested or compelled by any Governmental Authority), set forth on Section 7.5 of the Acquiror Disclosure Letter, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, set forth on Section 7.5 of the Acquiror Disclosure Letter, or consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)              seek any approval from the holders of shares of Acquiror Common Stock, to change, modify or amend the Trust Agreement, the Acquiror Warrants, the Warrant Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)             (x) make, pay, set aside, or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend or modify any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (z) purchase, repurchase, redeem or otherwise acquire (or offer to purchase, repurchase, redeem or otherwise acquire) any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Common Stock made as part of the Acquiror Share Redemptions;

(iii)           (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(iv)           knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment;

(v)            other than as expressly required by the Sponsor Support Agreement, enter into, renew, terminate, amend, restate, supplement or otherwise modify or waive any provision of any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsors and (y) any Person in which any of the Sponsors has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)           incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (w) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (x) incurred between Acquiror and Merger Sub, (y) fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror, and (z) any Working Capital Loan incurred in the ordinary course of business in order to finance transaction costs in connection with a Business Combination and/or ordinary course working capital needs of Acquiror that occur after the date of this Agreement;

(vii)           (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Closing Date Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein (other than as set forth in the proviso of set forth in the first sentence of Section 5.12(b) of this Agreement);

(viii)         fail to use best efforts to maintain the listing of the Acquiror Units, the Acquiror Common Stock, and the Acquiror Warrants on the Nasdaq;

(ix)           incorporate, form or organize any new direct or indirect Subsidiary of Acquiror or engage in any new line of business that is materially different from the general nature of the businesses of the Acquiror or Merger Sub as of the date hereof;

(x)             enter into, modify or amend in any material respect or terminate (other than by expiration in accordance with the terms of any Contract without an auto-renewal or similar term) any material Contract, in each case, other than in the ordinary course of business;

(xi)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(xii)           waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or whether such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 (net of any amounts covered by insurance) in the aggregate;

(xiii)         authorize, recommend, propose or announce an intention to adopt a plan of, or otherwise enter into or effect any, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Acquiror or Merger Sub (other than the Merger);

(xiv)         except as required by GAAP (or any interpretation thereof, including any new or changes to existing interpretations and guidance issued by the SEC or other Governmental Authority) or applicable Law, make any change in accounting methods, principles or practices; or

(xv)           enter into any agreement to do any action prohibited under this Section 7.5.

(b)            During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party. Notwithstanding anything to the contrary in this Section 7.5, nothing in this Agreement shall prohibit or restrict Acquiror from extending, in accordance with Acquiror’s Governing Documents, the deadline by which it must complete its Business Combination pursuant to Section 7.10 hereof.

(c)            Nothing herein shall require Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing in this Section 7.5 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Acquiror prior to the Closing Date. Prior to the Closing Date, Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations, as required by Law.

Section 7.6.            Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that at the Effective Time, the initial directors and officers of Acquiror shall be as set forth on Section 2.7(a) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror, except as otherwise provided in Section 6.1), who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7.            Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy for the policy period most recently ended prior to the Closing Date; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7.

(d)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8.            Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will use its best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9.            Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall (a) promptly notify the Company of any such litigation, (b) keep the Company reasonably informed with respect to the status thereof, (c) provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, (d) consider in good faith the Company’s advice with respect to such litigation and (e) not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall use its best efforts to support and provide information reasonably requested by the Acquiror with respect to any such litigation.

Section 7.10.          Extension. Promptly after the date hereof, Acquiror will take, in accordance with applicable Law, Nasdaq rules and Acquiror’s Governing Documents, all action necessary to (i) to amend Acquiror’s Governing Documents to extend the time period for Acquiror to consummate its initial business combination from February 5, 2023 to June 30, 2023 (such proposal, the “Extension Proposal”), and (ii) prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the Acquiror Stockholders of the Extension Proposal. Acquiror shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. Acquiror shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company. As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, Acquiror shall (A) cause the Extension Proxy Statement to be disseminated to the Acquiror Stockholders in compliance with applicable Law, (B) duly establish a record date for, give notice of, and convene and hold a meeting of the Acquiror Stockholders (the “Extension Meeting”) in accordance with the Acquiror’s Governing Documents for a date no later than two (2) Business Days prior to February 5, 2023 (or such later date as the Company and Acquiror shall agree), and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of the Extension Proposal, and (D) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption; provided that, notwithstanding anything to the contrary set forth in this Section 7.10 to the extent (1) the Acquiror Stockholder Approval is obtained at any time before the Extension Meeting is held and (2) the Closing has occurred prior to February 5, 2023, all obligations under this Section 7.10 shall terminate and be of no further force or effect. Acquiror shall, through the Acquiror Board, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Extension Proposal. Acquiror may only adjourn the Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Extension Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Extension Meeting.

ARTICLE VIII

JOINT COVENANTS

Section 8.1.            HSR Act; Other Filings.

(a)            In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act (the “HSR Filing”); provided, that in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Each of the Company and Acquiror shall use reasonable best efforts to comply with any Antitrust Information or Document Request.

(b)            Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)            Acquiror and Company shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s or Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), as applicable, (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)            With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)            Each of the Acquiror and the Company shall be responsible for and pay fifty percent (50%) of the filing fees payable to the Antitrust Authorities in connection with the HSR Filing.

Section 8.2.            Preparation of Proxy Statement and Registration Statement; Stockholders’ Meeting and Approvals.

(a)            Registration Statement and Prospectus.

(i)              As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC the Registration Statement, which shall include the (x) proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Voting Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) a prospectus (such prospectus, together with any amendments or supplements thereto, the “Prospectus”), in connection with the registration under the Securities Act of the offering of shares of Acquiror Common Stock that constitute the Aggregate Closing Date Merger Consideration (the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Registration Statement, including the Proxy Statement and Prospectus included therein, to comply in all material respects with the rules and regulations promulgated by the SEC, to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, Prospectus, a “Current Report” on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(ii)             To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on each Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or other Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)              Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Voting Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)               If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, Prospectus, or the Registration Statement, so that none neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall (i) promptly notify the other parties, and (ii) promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, disseminate such information to the Acquiror Voting Stockholders.

(v)            The Company shall be responsible for and pay the filing fees payable to the SEC in connection with filing of the Registration Statement on behalf of Acquiror.

(b)            Acquiror Stockholder Approval. Acquiror shall (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Voting Stockholders in compliance with applicable Law, (ii)  (1) duly give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and the Nasdaq rules and regulations for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) adoption of the Acquiror Restated Charter and the Acquiror Restated Bylaws (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled advisory proposals as are required to implement the foregoing and approval of the change of Acquiror’s name to “Tigo Energy, Inc.”, (B) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger pursuant to the rules of the Nasdaq, (D) approval of the adoption by Acquiror of the Incentive Equity Plan, (E) the election of directors effective as of the Closing as contemplated by Section 7.6, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (H) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement (“Acquiror Board Recommendation”). The Board of Directors of Acquiror shall not (I) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation or (II) following a request in writing by the Company that the Acquiror Board Recommendation be reaffirmed publicly, fail to reaffirm publicly the Acquiror Board Recommendation within ten (10) days after the Company made such request (either of the foregoing clauses (I) and (II), a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (aa) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (bb) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals and (cc) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Acquiror Stockholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Stockholders’ Meetings in order to obtain the Acquiror Stockholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Voting Stockholders prior to the Acquiror Stockholders’ Meeting; provided, that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be originally scheduled to be held later than three (3) Business Days prior to the Agreement End Date.

(c)            Company Stockholder Approvals. Upon the terms set forth in this Agreement, the Company shall, at its option, (i) seek to obtain the Company Stockholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement) within three (3) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approvals at such meeting of the stockholders of the Company and shall take all other action reasonably necessary or advisable to secure the Company Stockholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective. The Board of Directors of the Company shall recommend to its stockholders that they approve this Agreement and the Merger.

Section 8.3.            Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause their respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1 and no action taken by the Acquiror under this Section 8.3 will constitute a breach of Section 7.5. Without breach of any representation, warranty, covenant or agreement of the Company under this Agreement or the Confidentiality Agreement and notwithstanding anything to the contrary contained herein or therein, the Company or any of its Subsidiaries may, following consultation with Acquiror in good faith, purchase and/or sell (but may not redeem (including through the Acquiror Share Redemption)) shares of Acquiror Common Stock at any time prior to the Closing; provided, that the Company shall cause all shares so acquired that are owned by the Company or any of its Subsidiaries as of the record date established pursuant to Section 8.2(b) to be voted in favor of each of the Transaction Proposals.

Section 8.4.            Tax Matters.

(a)            All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses; provided, that any Taxes imposed under Section 4501 of the Code (as amended by the Inflation Reduction Act of 2022, H.R. 5376) shall constitute Acquiror Transaction Expenses. The party responsible for filing any necessary Tax Returns with respect to Transfer Taxes under applicable Law shall cause such Tax Returns to be filed, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns.

(b)            If the SEC requires that a Tax opinion be prepared and submitted in connection with the Registration Statement (including the Proxy Statement and/or Prospectus included therein, as applicable), whether as an exhibit to the Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the parties hereto shall, and shall cause their Affiliates to, (i) cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the SPAC or its holders or (y) any counsel to the SPAC or its advisors to provide an opinion that the Merger qualifies for the Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any party’s counsel or advisors to be an express condition precedent to the Closing.

Section 8.5.            Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.6.            Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request, (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1.            Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            The Acquiror Stockholder Approval shall have been obtained;

(b)            The Company Stockholder Approvals shall have been obtained;

(c)            The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)            The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e)            There shall not be in force any Governmental Order, statute, rule or regulation restraining, enjoining, or otherwise prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)             Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon the Closing;

(g)            The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq;

(h)            A copy of the Lock-Up Agreement duly executed by each stockholder of the Company;

(i)             The transactions contemplated by the Sale and Purchase Agreement shall have been consummated;

(j)              A copy of the BCMA Termination Agreement duly executed by Acquiror, the Company, Roth Capital Partners, LLC, and Craig-Hallum Capital Group LLC;

(k)            The consents, approvals, authorizations and other requirements set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter shall have been obtained;

(l)              Acquiror’s shall have fulfilled its obligation to effectuate the Acquiror Share Redemptions in accordance with its Governing Documents;

(m)           White & Case LLP, counsel to the Company, shall have furnished to the Underwriters such counsel’s 10b-5 statement, as counsel to the Company, addressed to the Underwriters and dated as of the Closing Date, in form and substance reasonably satisfactory to the Underwriters;

(n)            DLA Piper, LLP (US), counsel to the Acquiror, shall have furnished to the Underwriters such counsel’s 10b-5 statement, as counsel to the Acquiror, addressed to the Underwriters and dated as of the Closing Date, in form and substance reasonably satisfactory to the Underwriters; and

(o)            Ellenoff Grossman & Schole LLP, counsel to the Underwriter, shall have furnished to the Underwriters such counsel’s 10b-5 statement, as counsel to the Underwriter, addressed to the Underwriters and dated as of the Closing Date, in form and substance reasonably satisfactory to the Underwriters.

Section 9.2.            Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)            (i) The representations and warranties of the Company contained in Section 4.6 (Capitalization of the Company) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; (ii) the Company Fundamental Representations (other than the representations and warranties made pursuant to Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements; and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            Each of the covenants of the Company to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by the Company contemplated herein other than the certificate and form of notice to the IRS contemplated in Section 2.5(a)(iv)) shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date);

(c)            Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Effective Time;

(d)            The Company shall have delivered to the Acquiror the Financial Statements and as well as pro forma financial statements required under federal securities laws to be included in Acquiror SEC Filings in connection with the transactions contemplated by this Agreement;

(e)            At the time of effectiveness of the Registration Statement and dated as of the date of effectiveness of the Registration Statement, the Company delivered, or caused to be delivered, to Acquiror from its accountants, a letter in form and substance satisfactory to Acquiror, containing statements and information of the type ordinarily included or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort) with respect to the financial statements and certain financial information contained in the Registration Statement; and

(f)             The Company shall have delivered (or caused to be delivered) the Sponsor Consideration to the Sponsors pursuant to the Sale and Purchase Agreement and Section 2.5(a)(v).

Section 9.3.            Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) The representations and warranties of Acquiror contained in Section 5.12 (Capitalization of Acquiror) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; (ii) the Acquiror Fundamental Representations (other than the representations and warranties made pursuant to Section 5.12) shall be true and correct in all material respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect; and

(b)            Each of the covenants of Acquiror to be performed as of or prior to the Closing (including the execution and delivery of all agreements, certificates and instruments by the Acquiror and Merger Sub contemplated herein other than the IRS Form W-9 for each Sponsor contemplated by Section 2.5(b)(v)) shall have been performed in all material respects;

Section 9.4.            Frustration of Conditions. Neither the Acquiror, nor Merger Sub nor the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied, as required by Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, as follows:

(a)            by mutual written consent of the Company and Acquiror;

(b)            by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(c)            by the Company if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by Acquiror if the Company Stockholder Approvals shall not have been obtained within ten (10) Business Days after the date the Registration Statement becomes effective, provided, that Acquiror shall have no right to terminate this Agreement at any time following the delivery to the Acquiror, or its Representatives on its behalf, of the Company Stockholder Approval, even if the Company Stockholder Approval is actually delivered following such ten (10) Business Days period after the effective date of the Registration Statement;

(e)            by the Company by written notice to the Acquiror from the Company if, as of February 28, 2023 (the “Capital Raise End Date”), the Actual Capital Raise Amount calculated during the period commencing on the date of this Agreement through and including the Capital Raise End Date is less than $15,000,000, provided, that, the Company shall have no right to terminate this Agreement pursuant to this Section 10.1(e) unless it has used commercially reasonable efforts to raise such Actual Capital Raise Amount, and provided further that if the Company determines not to exercise its termination right pursuant to this Section 10.1(e) within five (5) Business Days after the Capital Raise End Date, the Company shall no longer have a right to terminate this Agreement pursuant to this Section 10.1(e);

(f)             prior to the Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”); provided, that Acquiror has not waived such Terminating Company Breach and Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before June 30, 2023 (the “Agreement End Date”), unless Acquiror is in material breach hereof and such breach or violation is the principal cause of the failure of the conditions specified in Section 9.2(a) or Section 9.2(b) on or prior to such date; or

(g)            prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of the Acquiror shall have become untrue, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”); provided, that Company has not waived such Terminating Acquiror Breach and Acquiror is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further, that, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof and such breach or violation is the principal cause of the failure of the conditions specified in Section 9.3(a) and Section 9.3(b) on or prior to such date.

Section 10.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination by a party hereto, except that (i) in the event of a termination pursuant to Section 10.1(e), the Company shall pay to the Sponsors, by wire transfer of immediately available funds to an account or accounts designated in writing by the Acquiror, a breakup fee of $3,000,000 (the “Company Termination Fee”), and (ii) the provisions of Section 6.4, this Section 10.2 and ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Company Termination Fee is paid to the Sponsors in circumstances for which such fee is payable pursuant to this Section 10.2, payment of the Company Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Sponsors, the Acquiror and their respective Affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives against the Company, the Company Stockholders and their respective Affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives for any loss suffered as a result of the failure to consummate the transactions contemplated by, or for a breach or failure to perform under, this Agreement or the Ancillary Agreements, and upon payment of such amount, none of the Company, any Company Stockholders or their respective Affiliates, directors, managers, officers, employees, equityholders, partners, members or representatives shall have any further liability relating to or arising out of this Agreement or the Ancillary Agreements or the transactions contemplated thereby except for payment of the Company Termination Fee. It is agreed that the Company Termination Fee is liquidated damages and not a penalty, and the payment of the Company Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the Acquiror’s prospectus dated August 5, 2021 and filed with the SEC (File No. 333-257779) on August 6, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to redeem one hundred percent (100%) of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account, or (ii) specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.          Waiver. Any party to this Agreement may, at any time prior to the Closing, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)            If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Roth CH Acquisition IV Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attention: Byron Roth
Email: broth@roth.com

with copies to (which shall not constitute notice):

DLA Piper LLP (US)
2525 East Camelback Road, Suite 1000
Phoenix, AZ 85016
Attention: Steven D. Pidgeon
Email: steven.pidgeon@us.dlapiper.com

(b)            If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Tigo Energy, Inc.
655 Campbell Technology Parkway
Suite 150
Campbell, CA 95008
Attention:	Zvi Alon
Email:	Zvi.Alon@tigoenergy.com
with copies to (which shall not constitute notice):

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:	Colin Diamond
Bryan Luchs
Laura Katherine Mann
Email:	cdiamond@whitecase.com
bryan.luchs@whitecase.com
laurakatherine.mann@whitecase.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5.          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.15.

Section 11.6.          Expenses. Except as otherwise set forth in this Agreement, including any filing fees related to the HSR Act which shall be paid pursuant to Section 8.1(e) and any filing fees related to the filing of the Registration Statement, which shall be paid pursuant to Section 8.2(a)(v), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with Section 2.5(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Corporation or the Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7.          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.

Section 11.8.          Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.9.          Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement, Company Holders Support Agreement, (iii) the Lock-Up Agreement, (iv) the Registration Rights Agreement, (v) the Confidentiality Agreement, dated as of October 28, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), (vi) the Purchase and Sale Agreement, (vii) the Restrictive Covenant Agreements, and (viii) the Note Agreement (clause (ii) through (viii), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.10.       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.11.        Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.11(a).

(b)            The restriction in Section 11.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.11.

Section 11.12.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.13.        Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated herein, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery in the City of Wilmington, New Castle County, Delaware or, in the event such court lacks subject matter jurisdiction, the United States District Court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. In addition, each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail (or similar private providers of mail services) to such party’s respective primary address shall be effective service of process with respect to any matters brought hereunder. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.13.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.14.       Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Ancillary Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Ancillary Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, Acquiror acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Ancillary Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Ancillary Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Ancillary Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Ancillary Agreement, (ii) with respect to any Ancillary Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to Acquiror, (A) require Acquiror to enforce its rights under any such Ancillary Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Ancillary Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Ancillary Agreement) in the event the counterparty under such Ancillary Agreement is in breach of its obligations thereunder, (B) have approval rights over Acquiror’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel to participate alongside Acquiror’s counsel in any such litigation (at the expense of the Company); provided, that such separate counsel shall not be entitled to control or seek court orders on Acquiror’s behalf, and/or (D) fund any such litigation and (iii) require Acquiror to promptly execute, and Acquiror hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 11.15.        Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)            except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.16.       Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI; provided, that neither this Section 11.16 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the parties under Section 2.8 or Section 8.4 which by its terms is required be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

Section 11.17.        Conflicts and Privilege.

(a)            Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsors, the stockholders or holders of other equity interests of Acquiror or the Sponsors and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Sponsor Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Company Group, on the other hand, any legal counsel, including DLA Piper LLP (US) (“DLA”), that represented Acquiror and/or the Sponsors prior to the Closing may represent the Sponsors and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsors. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsors and/or any other member of the Sponsor Group, on the one hand, and DLA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsors under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

(b)            Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Sponsor Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ROTH CH ACQUISITION IV CO.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Co-Chief Executive Officer

ROTH IV MERGER SUB INC.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Chief Executive Officer

Tigo Energy, Inc.

By:	/s/ Zvi Alon
	Name:	Zvi Alon
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]